UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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FLOTEK INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

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FLOTEK INDUSTRIES, INC.
10603 W. Sam Houston Pkwy N., Suite 300
Houston, Texas 77064
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 24, 2015
To the Stockholders of Flotek Industries, Inc.:
At the direction of the Board of Directors of Flotek Industries, Inc. (“Flotek” or the “Company”), a Delaware corporation, NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of the Company will be held at the Flotek Corporate Office, 10603 W. Sam Houston Pkwy N., Suite 300, Houston, Texas 77064, on Friday, April 24, 2015, at 2:00 p.m. (local time), for the purpose of considering and voting upon the following matters:

1.
The election of seven directors to serve until the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified, or until their earlier resignation or removal.

2.	The approval of a non-binding advisory vote on executive compensation.

3.	The ratification of the selection of the independent registered public accounting firm for the year ending December 31, 2015.

4.	Any other business which may be properly brought before the meeting or any adjournment thereof.
Stockholders of record at the close of business on March 5, 2015 are entitled to vote at the meeting.

By order of the Board of Directors
Casey Doherty
Corporate Secretary

March 27, 2015
YOUR VOTE IS IMPORTANT
TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

i

FLOTEK INDUSTRIES, INC.

10603 W. Sam Houston Pkwy N., Suite 300
Houston, Texas 77064
PROXY STATEMENT
This Proxy Statement and the accompanying form of proxy are being sent to the stockholders of Flotek Industries, Inc. (“Flotek” or the “Company”), a Delaware corporation, in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 2:00 p.m. (local time) on Friday, April 24, 2015, at the corporate offices of the Company at 10603 W. Sam Houston Pkwy N., Suite 300, Houston, Texas 77064 and at any adjournment thereof.
The Notice of Meeting, this Proxy Statement and the accompanying form of proxy are first being mailed to the stockholders on or about March 27, 2015. The 2014 Annual Report of the Company has been furnished to the stockholders with this Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 24, 2015. The proxy statement and annual report to security holders are available at www.flotekind.com/proxymaterials.
You may obtain directions to attend the Meeting and vote in person by contacting our investor relations department at (713) 849-9911.
At the Meeting, stockholders will be asked (i) to consider and vote upon the election of seven nominees to serve on the Board; (ii) to consider and provide an advisory vote upon our executive compensation; (iii) to consider and vote upon the ratification of the selection of the independent registered public accounting firm; and (iv) to consider and take action upon such other matters as may properly come before the Meeting.
VOTING SECURITIES
The Board has fixed the close of business on March 5, 2015, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were outstanding and entitled to vote 54,640,115 shares of common stock, $0.0001 par value per share (“Common Stock”) of the Company, which is the Company’s only authorized and outstanding class of stock entitled to vote at the Meeting.

Holders of at least one-third of the outstanding shares of Common Stock are required to be represented at the Meeting, in person or by proxy, to constitute a quorum. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” means shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.
Each outstanding share of Common Stock as of the record date is entitled to one vote. There will be no cumulative voting of shares for any matter voted upon at the Meeting.
Proposal 1: Election of Directors
Directors are elected by a majority of the votes cast at the Meeting. A director will be elected if the number of shares voted “FOR” the director’s election exceeds the number of votes “AGAINST” that director’s election, excluding abstentions. If an incumbent director who is nominated for re-election does not receive sufficient “FOR” votes to be elected, the director is required to promptly tender his or her resignation to the Board following certification of the vote. The Corporate Governance and Nominating Committee shall then make a recommendation to the Board on whether to accept or reject the resignation. The Board will act on the tendered resignation, taking into account the recommendation of the Corporate Governance and Nominating Committee, and publicly disclose its decision on whether to accept or reject the resignation. Under New York Stock Exchange (“NYSE”) rules, your brokerage firm or other nominee may not vote your shares with respect to Proposal 1 without specific instructions from you as to how to vote with respect to the election of each of the seven nominees for director, because the election of directors is not considered a “routine” matter under the NYSE rules. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

Proposal 2: Advisory Vote to Approve Executive Compensation
The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for the advisory approval of the Company’s executive compensation. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no effect for the purpose of determining whether the proposal has been approved. This proposal is advisory in nature, which means that it is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm
To be approved, the proposal regarding ratification of the selection of our independent registered public accounting firm must receive an affirmative vote of a majority of the total votes cast with respect to this proposal at the Meeting. This means that the votes that our stockholders cast “FOR” this proposal must exceed the votes that our stockholders cast “AGAINST” this proposal at the Meeting. However, your vote will not be binding on the Board or the Company. Proposal 3 is considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ unvoted shares on Proposal 3 if their customers have not furnished voting instructions within a specified period of time prior to the Meeting. Accordingly, broker non-votes represented by submitted proxies will be taken into account in determining the outcome of this proposal; abstentions will be counted as a vote against this proposal.

If the enclosed form of proxy is properly executed and returned to the Company prior to or at the Meeting and is not revoked prior to its exercise, all shares of Common Stock represented thereby will be voted at the Meeting and, where instructions have been given by a stockholder, will be voted in accordance with such instructions.
Any stockholder executing a proxy which is solicited hereby has the power to revoke it prior to its exercise. Revocation may be made by attending the Meeting and voting the shares of Common Stock in person or by delivering to the Secretary of the Company at the principal executive offices of the Company located at 10603 W. Sam Houston Pkwy N., Suite 300, Houston, Texas 77064, prior to exercise of the proxy, a written notice of revocation or a later-dated, properly executed proxy.
The solicitation of proxies will be by mail, but proxies also may be solicited by telephone, telegram or in person by directors, officers and other employees of the Company. The Company will bear all costs of soliciting proxies. In order to solicit proxies, the Company will also request financial institutions, brokerage houses, custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date and will reimburse such persons for their reasonable expenses of forwarding the proxy materials in accordance with customary practice.

PROPOSAL 1: ELECTION OF DIRECTORS

Board of Directors
The members of the Board serve one-year terms. Directors are elected by a majority of the votes cast. A director will be elected if the number of shares voted “FOR” the director’s election exceeds the number of votes “AGAINST” that director’s election, excluding abstentions. If an incumbent director who is nominated for re-election does not receive sufficient “FOR” votes to be elected, the director is required to promptly tender his or her resignation to the Board following certification of the vote. The Corporate Governance and Nominating Committee shall then make a recommendation to the Board on whether to accept or reject the resignation. The Board will act on the tendered resignation, taking into account the recommendation of the Corporate Governance and Nominating Committee, and publicly disclose its decision on whether to accept or reject the resignation. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the election of directors.
Recommendation; Proxies
The Board recommends a vote “FOR” each of the nominees named below. The persons named in the enclosed proxy card will vote all shares over which they have discretionary authority “FOR” the election of the nominees named below. Although our Board does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the Meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.
Number of Directors
The Board has nominated seven directors for election to the Board at the Meeting.
The Board believes that it is necessary for each of the Company’s directors to possess many qualities and skills that enable him or her to understand the complexities of the Company’s business and effectively guide the management and direction of the Company. When searching for new candidates, the Corporate Governance and Nominating Committee considers the evolving needs of the Board and searches for candidates that fill current or anticipated future vacancies.
The Board also believes that all directors must possess a considerable amount of business management and educational experience. The Corporate Governance and Nominating Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The Corporate Governance and Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.
 All of our directors bring to our Board a wealth of executive leadership experience derived from their service as corporate executives. They also bring extensive board of director experience. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.
Nominees
The following sets forth information regarding each nominee. Each nominee has consented to be named in this proxy statement and to serve as a director, if elected.
Name: John W. Chisholm
Age: 60
Director Since: 1999
Principal Occupation: Mr. Chisholm was appointed Chief Executive Officer in March 2012 and has served as Flotek’s President since August 2010, and previously served as Flotek’s Interim President from August 2009 through August 2010. Mr. Chisholm has been a Director since November 1999, and has acted as Chairman of the Board since July 2010.
Mr. Chisholm founded Wellogix, Inc., a software development firm for the oil and gas industry that streamlines workflow, improves collaboration, expedites the inter-company exchange of enterprise data and communicates complex engineered services. Mr. Chisholm also co-founded and served as President of ProTechnics, a service company dedicated to providing state-of-the-art completion diagnostic services to the energy industry, from 1985 until its sale to Core Laboratories in December of 1996. After leaving Core Laboratories as Senior Vice President of Global Sales and Marketing in 1998, he started Chisholm Energy Partners, an investment fund targeting mid-size energy service companies. Mr. Chisholm has served on the board of directors of NGSG, Inc. (NYSE:NGS), a company specializing in compression technology for the oil and gas industry, since December 2006. He serves on both the Compensation and Governance Committees of NGSG, Inc. Mr. Chisholm has also been selected to be on the editorial advisory board of Middle East Technology by the Oil and Gas Journal. Mr. Chisholm holds a Business Administration degree from Fort Lewis College. Mr. Chisholm’s experience related to two startup companies brings operating and financial expertise to the Board as well as innovative views of leadership.
Name: Kenneth T. Hern
Age: 77
Director Since: 2009
Principal Occupation: Mr. Hern has been a Director, a member of the Compensation Committee, a member of the Audit Committee and the Chairman of the Corporate Governance and Nominating Committee since November 2009. Furthermore, Mr. Hern has served as the Lead Director of the Board since January 2011. Mr. Hern has been a member of the board of directors of Armada Oil and Gas, Inc. and the Chairman of its Governance Committee since its combination with Mesa Energy Holdings, Inc. in March 2013. Prior to this combination, Mr. Hern was a member of the board of directors of Mesa Energy Holdings, Inc. since February 2010. Mr. Hern served as the Chairman and CEO of Nova Biosource Fuels, Inc. (“Nova”), an energy company that refined and marketed ASTM standard biodiesel and related co-products through the deployment of proprietary, patented process technology which enabled broader range use of lower cost feedstock from March 2006 until April 2010. Nova filed for financial reorganization under Chapter 11 of the United States Bankruptcy Code in March 2009. Upon the sale of substantially all of Nova’s assets under Chapter 11 of the U.S. Bankruptcy Code, the case was resolved by a controlled and structured dismissal ordered by the Delaware Bankruptcy Court in April 2009. Mr. Hern retired from Texaco, Inc. (“Texaco”) in 1994 after 25 years of service. During his tenure with Texaco, Mr. Hern served as President of Texaco Brazil, President of Texaco Saudi Inc., and Vice Chairman and Managing Director of Texaco Nigeria Limited. Mr. Hern’s experience as a public company Chairman and CEO as well as his associated management skills attributable to the aforementioned positions contribute positively to the effectiveness of the Board.
Name: John S. Reiland
Age: 65
Director Since: 2009
Principal Occupation: Mr. Reiland has been a Director, a member of the Compensation Committee, a member of the Corporate Governance and Nominating Committee and Chairman of the Audit Committee since November 2009. Mr. Reiland is a Certified Public Accountant, and has served as the Chief Financial Officer of The Kabbalah Centre since October 2011. Mr. Reiland served as the Chief Financial Officer of SingerLewak, LLP, from January 2008 until August 2011, an accounting services firm headquartered in Los Angeles, California. Mr. Reiland has significant experience in corporate leadership and financing alternatives attributable to his prior roles as Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer for a myriad of companies in the telecommunications, computer software, and retail industries. Mr. Reiland also brings significant turnaround and restructurings experience. In particular, Mr. Reiland served as the Chief Financial Officer of Starvox Communications (“Starvox”), a telecommunications company, of Ronco Corporation (“Ronco”), a housewares manufacturer and housewares marketing company and of US Dataworks, Inc. (“Dataworks”), a computer software firm. Mr. Reiland served as Chief Financial Officer for Starvox from August 2007 until its Chapter 7 liquidation filing; Chief Executive Officer and Chief Restructuring Officer of Ronco, from 2006 to 2007, during Ronco’s United States Bankruptcy Chapter 11 financial restructuring; and Chief Financial Officer of Dataworks from 2003 until 2006. Mr. Reiland served on the board of directors of both Ronco and Dataworks. From July 2007 until October 2009, Mr. Reiland served as a director of the board and Chairman of the Audit Committee for Nova Biosource Fuels, Inc. (“Nova”). Nova and certain affiliated entities filed for Chapter 11 financial restructuring under the United States Bankruptcy Code in March 2009. Mr. Reiland also served as Chief Financial Officer of NEON Systems, Inc., (“NEON”), a computer software company, from 1996 until 2000, and was instrumental in spearheading NEON’s initial public offering (“IPO”) in 1999. Mr. Reiland’s education and extensive experience as a financial expert qualifies him to serve in his current role as Chairman of the Audit Committee.
Name: L.V. “Bud” McGuire
Age: 72
Director Since: 2010
Principal Occupation: Mr. McGuire has been a Director since August 2010, and a member of the Compensation Committee and a member of the Corporate Governance and Nominating Committee since October 2010. Mr. McGuire served as the Chairman of the Compensation Committee from December 2010 until May 2014. Mr. McGuire is a co-founder of Alpha Petroleum Services, a provider of management-related consulting services to the energy industry. Prior to co-founding Alpha Petroleum Services, Mr. McGuire served as a director of the board and Senior Vice President of Mariner Energy Inc. from 1998 to 2001. Prior to joining Mariner Energy, from 1997 to 1998, Mr. McGuire served as the Vice President-Operations for Enron Oil & Gas International, Inc. Mr. McGuire served, from 1991 to 1996, as the Senior Vice President responsible for worldwide production operations of the Kerr-McGee Corporation (“Kerr-McGee”). Prior to his position with Kerr-McGee, from 1981 to 1991, Mr. McGuire served as Vice President of Operations and as Vice-President of Production for Hamilton Brothers Oil & Gas Ltd. Mr. McGuire began his career with Conoco in 1966. Mr. McGuire received a Bachelor of Science degree in Industrial Engineering from LeTourneau University and has served on the Board of Trustees of LeTourneau University since 2002. Mr. McGuire’s extensive experience in the energy industry as well as his experience in founding a successful company brings significant additional operating and management experience to the Board.

Name: L. Melvin Cooper
Age: 61
Director Since: 2010
Principal Occupation: Mr. Cooper has been a Director, a member of the Audit Committee and a member of the Corporate Governance and Nominating Committee since October 2010, and has been a member of the Compensation Committee since 2011. Currently, Mr. Cooper serves as the Senior Vice President and Chief Financial Officer of Forbes Energy Services Ltd. (NASDAQ Global Market: FES), a public company in the energy services industry. Prior to joining Forbes in 2007, Mr. Cooper served as the Chief Financial Officer or President of companies involved in site preparation for oil and gas exploration companies, supplying products and service to new home builders, and supply chain management. Mr. Cooper is a member of the board of directors and is the Audit Committee Chairman for Par Petroleum Corporation (NYSE:PARR) where he has served since August 2012. In 2014, Mr. Cooper was also elected to the Compensation and Corporate Governance Committees of Par Petroleum Corporation. In 2011, Mr. Cooper received the Board Leadership Fellow designation from the National Association of Corporate Directors (“NACD”) where he is also a member of the board of directors of the NACD Houston area Tri-City Chapter. Mr. Cooper earned a degree in accounting from Texas A&M University-Kingsville (formerly Texas A&I) in 1975. Mr. Cooper has been a Certified Public Accountant since May 1977. Mr. Cooper’s extensive experience in the energy industry and in corporate governance, as well as his financial background, brings significant additional operating, financial and management experience to the Board.
Name: Carla S. Hardy
Age: 49
Director Since: 2013
Principal Occupation: Ms. Hardy joined the Board as a Director, a member of the Corporate Governance and Nominating Committee and a member of the Compensation Committee in May 2013. Ms. Hardy has served as the Chairman of the Compensation Committee since May 2014. Ms. Hardy, a member of the founding family of Florida Chemical Company, Inc., served as non-executive Chairman of the Board of Florida Chemical Company, Inc. Founded by Ms. Hardy’s father more than 70 years ago, Florida Chemical (now a wholly-owned subsidiary of Flotek) is one of the largest processor of citrus oils in the world, producing citrus terpines, including d-Limonene, and Flavor and Fragrance compounds. Ms. Hardy’s active participation as a shareholder and non-executive board chairman of Florida Chemical from 2006 until 2013 reflects her strong interest in the industry and markets served by Florida Chemical. Ms. Hardy has been a champion for the renewable and sustainable value of citrus oils in their many commercial applications. While serving as non-executive Chair of Florida Chemical, Ms. Hardy was a strategic leader in the evolution of the company from a family-run business to an international specialty citrus-focused chemical company with a professional and collaborative governance structure.
Ms. Hardy was instrumental in the merger of Florida Chemical into Flotek, creating the leading international bio-based specialty chemical company focused on renewable and sustainable chemistry for applications across multiple industries, including energy, industrial and consumer products. A graduate of the University of Central Florida, Ms. Hardy, her husband and three children reside in Orlando and are engaged members of the central Florida community. Ms. Hardy is a volunteer with Grace Medical Home Inc., a not-for-profit medical practice serving working, uninsured individuals in Orange County, Florida. Ms. Hardy is an active member and an Elder of First Presbyterian Church of Orlando. Ms. Hardy’s experience in directing an international specialty chemical company contributes positively to the effectiveness of the Board.
Name: Ted D. Brown
Age: 59
Director Since: 2013
Principal Occupation: Mr. Brown joined the Board as a Director in November 2013, became a member of the Corporate Governance and Nominating Committee in January 2014 and became a member of the Compensation Committee in May 2014. Mr. Brown was Senior Vice President and Advisor to the CEO and President of Noble Energy, Inc. (NYSE: NBL) until his retirement on January 31, 2015. Mr. Brown joined Noble Energy in 2005 in Noble Energy’s merger with Patina Oil and Gas. A lifelong oilman, he joined Amoco Production Company upon completion of his degree in mechanical engineering from the University of Wyoming. He has also worked in various capacities for Union Pacific Resources, Barrett Resources and Williams Companies. Under Mr. Brown’s leadership, Noble Energy has nearly tripled its production in Northern Colorado in the past nine years while drilling more than 3,300 new wells. During Mr. Brown’s tenure, Noble Energy became the largest oil producer in Colorado. Mr. Brown participates in numerous industry activities including serving on the Executive Committee of the Colorado Oil & Gas Association and the board of the Western Energy Alliance where he has served as the organization’s Colorado Vice President. He is also Chairman of Coloradans for Responsible Energy Development and a board member of Colorado Concern. In recognition of Mr. Brown’s service to both the industry and his community, he was recently named the Western Energy Alliance 2013 Wildcatter of the Year, one of the highest honors available to oil and gas professionals. Mr. Brown’s extensive experience in the energy industry brings significant additional operating and management experience to the Board.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS
AND CERTAIN BENEFICIAL OWNERS
The following table provides the beneficial ownership of Common Stock as of March 5, 2015, for (i) each Named Executive Officer set forth in the Summary Compensation Table, (ii) each of the Company’s directors (including each nominee), (iii) all of the Company’s executive officers and directors as a group, and (iv) each other person known by the Company to be a beneficial owner of more than 5% of our outstanding Common Stock.

Name	Shares Owned (a)	Right to Acquire (b)	Total Shares	Percent of Class (c)
Named Executive Officers and Directors
John W. Chisholm	505,139	1,120,000	1,625,139	2.97%
Steven A. Reeves (d)	279,411	200,000	479,411	*
Joshua A. Snively, Sr.	315,470	—	315,470	*
H. Richard Walton	137,513	—	137,513	*
M. Kevin Fisher (e)	178,635	—	178,635	*
Kenneth T. Hern	45,292	40,894	86,186	*
John S. Reiland	8,066	40,894	48,960	*
L.V. "Bud" McGuire	58,628	40,894	99,522	*
L. Melvin Cooper	54,781	37,618	92,399	*
Carla S. Hardy	433,805	—	433,805	*
Ted D. Brown	10,239	—	10,239	*
All executive officers and directors as a group (11 persons)	2,026,979	1,480,300	3,507,279	6.42%
5% Beneficial Owners
T. Rowe Price Associates, Inc. (f)	5,761,762	—	5,761,762	10.54%
Gates Capital Management, Inc. (g)	6,945,163	—	6,945,163	12.71%
BlackRock, Inc. (h)	4,489,860	—	4,489,860	8.22%
The Vanguard Group (i)	3,308,506	—	3,308,506	6.06%
* Less than 1%.

(a)
Except as otherwise disclosed, the persons named in the table have sole voting and investment power of all shares of Common Stock which are beneficially owned by them. Includes the following number of unvested shares of restricted stock for the persons indicated: Mr. Chisholm - 186,707; Mr. Reeves -70,357; Mr. Snively, Sr. - 59,787; Mr. Walton - 82,318; Mr. Hern - 7,714; Mr. Reiland - 7,714; Mr. McGuire - 7,714; Mr.Cooper - 7,714; Ms. Hardy - 4,380; and Mr. Brown - 4,380. None of the named executive officers or directors have pledged shares.

(b)
Shares subject to options granted pursuant to the Company’s incentive plans and exercisable within 60 days of March 5, 2015. This assumes that all options beneficially owned by the person are exercised for shares of Common Stock.

(c)	Based on an aggregate of 54,640,115 shares of Common Stock issued and outstanding as of March 5, 2015.

(d)	Includes shares previously acquired through the Company’s 401(k) Plan.

(e)
Mr. Fisher retired from his position as an executive officer effective March 18, 2014 and remained an employee through April 30, 2014. Ownership information originated from the Form 4 filed with the Securities and Exchange Commission by Mr. Fisher on September 25, 2014 where 178,635 owned shares were reported.

(f)
The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investment and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Ownership information originated from the Schedule 13G/A filed with the Securities and Exchange Commission by Price Associates on February 13, 2015.

(g)
The address of Gates Capital Management, Inc. (“Gates”) is 1177 Avenue of Americas, 46th Floor, New York, NY 10036. Gates Capital Management, Inc., which is controlled by Jeffrey L. Gates, is the managing member of Gates Capital Management GP, LLC, which is the general partner of Gates Capital Management, LP., which is the investment manager of certain Gates Capital Funds. Jeffrey L. Gates exercises voting and dispositive power over the securities held by each of the funds listed above (collectively, the “Funds”). Gates may be deemed to be the beneficial owner of the securities held by the Funds, although all reported securities are owned by the Funds. Ownership information originated from the Schedule 13G/A filed with the Securities and Exchange Commission by Gates on February 17, 2015.

(h)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022. Matthew J. Fitzgerald exercises voting and dispositive power over the securities held by BlackRock, Inc. Ownership information originated from the Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. on January 23, 2015.

(i)
The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. Ownership information originated from the Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group on February 10, 2015.

EXECUTIVE OFFICERS
The following table provides certain information with respect to the Named Executive Officers of the Company.

Name and Age	Positions	Position Held Since
John W. Chisholm (60)	Interim President	2009
	President and Chairman of the Board	2010
	Chief Executive Officer	2012

Steven A. Reeves (64)	President Downhole Tool Division	2007
	Executive Vice President and Chief Operating Officer	2008
	Executive Vice President, Business Development and Special Projects	2009
	Executive Vice President, Operations, Business Development and Special Projects	2010
	Executive Vice President, Operations	2011

Joshua A. Snively, Sr. (50)	President of Florida Chemical Company, Inc., a wholly-owned subsidiary of the Company	2013
	Executive Vice President, Research and Innovation	2013

H. Richard Walton (66)	Chief Financial Officer (Interim)	2013
	Executive Vice President and Chief Financial Officer	2013

M. Kevin Fisher (58) *	Executive Vice President, Global Business Development	2011

* Mr. Fisher retired from his position as an executive officer effective March 18, 2014 and remained an employee through April 30, 2014.

Steven A. Reeves serves as Executive Vice President, Operations beginning in May 2011. Previously, Mr. Reeves served as Vice President of Flotek’s Turbeco Division from April 2005 until January 2007 and President of Flotek’s Downhole Tool Division from January 2007 until May 2008. Beginning in May 2008 until October 2009, Mr. Reeves served as Executive Vice President and Chief Operating Officer. Beginning in October 2009, Mr. Reeves served as Executive Vice President, Business Development and Special Projects. Beginning in May 2010, Mr. Reeves served as Executive Vice President, Operations, Business Development and Special Projects. Prior to joining Flotek, Mr. Reeves served in various positions over a 30 year career with Halliburton Energy Services, Inc. (“Halliburton”), from which he retired in May 2002. Mr. Reeves’ responsibilities ranged from field engineer, logging and perforating, to global operations manager for formation evaluation to oversight of Halliburton Energy Services’ worldwide formation evaluation operations. Mr. Reeves spent his last two years with Halliburton Energy Services as the general manager of Jet Research Center (“JRC”) in Alvarado, Texas. JRC originated the jet shaped charge for oil and gas formation stimulation and develops shaped charges for the oil and gas industry. Mr. Reeves holds a Bachelor of Science in Math with minor degrees in Physics and Spanish from East Central University.
Joshua A. Snively, Sr. serves as Executive Vice President, Research and Innovation for Flotek Industries, Inc. beginning in November 2013 and as President of Florida Chemical Company, Inc., a wholly-owned subsidiary of the Company, beginning in May 2013. Florida Chemical is a leading manufacturer and supplier of citrus oils to global markets and was acquired by Flotek in May 2013. Mr. Snively joined

Florida Chemical in 1995 and was instrumental in transforming the company from its origin as a family run business to a multinational citrus-based specialty chemical company with manufacturing facilities in metropolitan Orlando and Houston. In addition to his role in developing growth and execution strategies, Mr. Snively is responsible for Florida Chemical’s commodity supply chain strategy, a task for which he is uniquely qualified given his background growing up in a prominent Florida citrus family. Combined with his formal training and financial experience, Mr. Snively has become known globally as an expert in citrus commodity markets. Prior to his position as President, he was VP and General Manager as well as VP of Procurement and Business Development with Florida Chemical. Before joining Florida Chemical, Mr. Snively was Vice President of Commercial Agriculture Finance at SunTrust Bank. He graduated with a degree in Finance and Citrus Management from Florida Southern College. Mr. Snively currently serves on the board of CenterState Bank and is acting chairman of the Bank’s loan committee and is a member of the Bank’s compensation committee.
H. Richard Walton serves as Executive Vice President and Chief Financial Officer beginning in March 2013. Mr. Walton served as Interim Chief Financial Officer from January 2013 through March 2013. Prior to joining Flotek, Mr. Walton spent his entire 30 year career in public accounting, including 20 years as an audit partner at KPMG. His experience includes financial statement audits and registration of securities with the SEC. Following his retirement from KPMG, LLP in 2003, Mr. Walton served as a consultant to public companies, including Flotek since 2010. Mr. Walton is a certified public accountant and has served as an officer in the United States Army. He holds a

Bachelor’s degree from Westminster College in Economics and Business Administration. He currently serves as a member of the board of directors of Houston Hospice, DePelchin Children’s Center and Pennies for Education and Health, and as a member of the board of trustees of the Retina Research Foundation.

M. Kevin Fisher retired as Executive Vice President, Global Business Development effective March 18, 2014 and remained an employee through April 30, 2014. See the “Employment and Retirement Agreements” section within “Compensation Discussion and Analysis” for further details regarding Mr. Fisher’s retirement.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of three directors who are independent, as defined by the standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. Under the charter approved by the Board, the Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements and is responsible for selecting and retaining the independent auditors. The Company’s management is responsible for preparing the financial statements of the Company, and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s role under the charter is to oversee management. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. The Committee met 8 times during the year ended December 31, 2014.
The independent auditors provided the Committee with a written statement describing all the relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee also discussed with the auditors any relationships that may impact the independence of the auditors.
The Committee reviewed and discussed with the independent auditors all communications required to be discussed by Standards of the Public Company Accounting Oversight Board, including those described in Auditing Standard No. 16, “Communications with Audit Committees.”

The Committee reviewed the Company’s audited financial statements as of and for the year ended December 31, 2014, and discussed them with management and the independent auditors. Based on such review and discussions, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.
John S. Reiland, Chairman
Kenneth T. Hern
L. Melvin Cooper
March 27, 2015

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion of executive compensation contains descriptions of various employment-related agreements and employee benefit plans. These descriptions are qualified in their entirety by reference to the full text of the referenced agreements and plans, which have been filed by us as exhibits to our reports on Forms 10-K, 10-Q and 8-K filed with the U.S. Securities and Exchange Commission.
Introduction
Flotek is a global diversified, technology-driven company that develops and supplies oilfield products, services and equipment to the oil, gas and mining industries, and high value compounds to companies that make cleaning products, cosmetics, food and beverages, and other products that are sold in the consumer and industrial markets.
Following the cyclical downturn that impacted the entire energy services business in 2008 and 2009, the Company undertook an aggressive rebuilding campaign that focused on the potential of the Company's product offerings, in particular, its patented chemicals business. Following significant success in 2011 and 2012, the Company’s leadership achieved even more significant milestones in 2013 and 2014:

•
The Company reported revenue for the year ended December 31, 2014 of $449.2 million, an increase of $78.1 million, or 21.0%, compared to $371.1 million for the year ended December 31, 2013, and an increase of $136.4 million, or 43.6%, compared to $312.8 million for the year ended December 31, 2012.

•
The Company reported net income for the year ended December 31, 2014 of $53.6 million, or $0.97 per share (fully diluted), compared to $36.2 million, or $0.67 per share (fully diluted), for the year ended December 31, 2013, and to $49.8 million, or $0.97 per share (fully diluted), for the year ended December 31, 2012. Net income in 2012 benefited from a $16.5 million deferred tax asset valuation allowance reduction.

•
On May 10, 2013, the Company acquired Florida Chemical Company, one of the world’s largest processor of citrus oils. The acquisition price of $106.4 million was funded through the issuance of 3.2 million shares of the Company’s common stock and $53.7 million in cash.

•
In conjunction with the Florida Chemical acquisition, the Company entered into an amended and restated credit facility. The amended credit facility provided for a $50 million term loan and provides for a revolving credit facility of up to $75 million.

•
The Company’s outstanding convertible notes balance at par value was reduced by $101.3 million during 2012. On February 15, 2013, the Company repurchased the remaining $5.2 million of the outstanding convertible notes. As a result, the Company no longer has any outstanding convertible notes.

•	The Company has continued to reduce its debt during 2013 and 2014. At December 31, 2014, the Company’s debt was $44.0 million.

•
The Company is successfully expanding into foreign markets. Revenue from services and products used in foreign countries increased to 17.6% of consolidated revenue in 2014 compared to 12.7% of consolidated revenue in 2012. Additionally, in November 2013, the Company signed a shareholder agreement with Tasneea Oil and Gas Technologies, LLC to form Omani corporations that will develop and market specialty chemistries for the oil and gas industry throughout the Middle East and North Africa to facilitate growing international presence.

•
The Company continues to emphasize and expand its research and innovation activities. These activities focus on improvement of existing products and services, the design of reservoir specific, customized chemistries and the development of new products, processes and services. Research and innovation expense increased to $5.0 million in 2014 compared to $3.2 million in 2012.

•
During 2014, the Company acquired a company that is a leading Enhanced Oil Recovery design and injection firm and a company that provides reservoir engineering and modeling services for a variety of hydrocarbon applications. These acquisitions fit with the Company’s existing products and services and provide an opportunity to expand the Company’s customer base. In early 2015, the Company acquired the assets of a business that will allow the Company to control the manufacturing and service quality of next-generation hydraulic pumping units.

•
In May 2014, the Company launched its patent pending FracMaxTM software technology that allows the Company to quantitatively demonstrate the benefits associated with the use of the Company’s patented and proprietary Complex nano-FluidTM chemistries. The Company has integrated the use of the FracMaxTM software technology into its sales and marketing activities resulting in a significant increase in interest in the Company’s Complex nano-FluidTM chemistries.

The tables below illustrate the magnitude of the Company’s recent success.

Since 2011, a compensation consultant has advised the Compensation Committee on matters including:

•	A thorough review of compensation strategies and objectives;

•
A review of and recommended changes to the Chief Executive Officer’s employment agreement and other executive employment agreements, including adoption of “double-trigger” cash severance and equity acceleration following a change-in-control;

•	Adoption of a claw-back policy;

•	A review of policies and recommended changes relating to prohibited hedging transactions and the prohibition of pledging Company securities;

•	Adoption of stock ownership guidelines for executives and directors;

•	A review and update of the composition of the Peer Group;

•	A restructuring and refinement of executive annual cash bonus opportunities making amounts earned under the program primarily contingent on financial measures that drive shareholder returns; and

•	Adoption of an annual equity-based long-term incentive component to total compensation based on the Company’s financial performance and the Company’s performance relative to a peer group.

The following discussion provides an overview of the Compensation Committee, the background and objectives of our compensation programs for current senior management, and the material elements of the compensation of each of the executive officers identified in the following table, to which we refer as our Named Executive Officers.

Name	Title
John W. Chisholm (1)	Chairman of the Board, President and Chief Executive Officer
Steven A. Reeves (2)	Executive Vice President, Operations
Joshua A. Snively, Sr. (3)	Executive Vice President, Research and Innovation and President of Florida Chemical Co.
H. Richard Walton (4)	Executive Vice President and Chief Financial Officer
M. Kevin Fisher (5)	Executive Vice President, Global Business Development

(1)
Mr. Chisholm was appointed Interim President under the terms of a Service Agreement effective August 11, 2009, and became President on August 12, 2010. Mr. Chisholm was elected Chairman of the Board on July 13, 2010. Mr. Chisholm was appointed Chief Executive Officer effective March 5, 2012.

(2)
Mr. Reeves was appointed Executive Vice President, Operations effective May 19, 2011. He previously served as Executive Vice President, Operations, Business Development and Special Projects, Executive Vice President, Business Development and Special Projects, and Executive Vice President and Chief Operating Officer.

(3)	Mr. Snively was appointed President of Florida Chemical Company, Inc. effective May 10, 2013 and was appointed Executive Vice President, Research and Innovation, effective November 4, 2013.

(4)	Mr. Walton was appointed Executive Vice President and Chief Financial Officer effective March 13, 2013.

(5)
Mr. Fisher was appointed Executive Vice President, Global Business Development effective November 30, 2011. Mr. Fisher retired as Executive Vice President, Global Business Development effective March 18, 2014.

Compensation Committee

The Compensation Committee has overall responsibility for the approval, evaluation and oversight of the Company’s compensation and benefit plans, policies and programs. The primary function of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to the compensation of the Company’s named executive officers and outside directors. The primary responsibilities of the Compensation Committee include (i) annually reviewing the Company’s general compensation policies with respect to named executive officers and directors, (ii) annually reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers, evaluating our officers’ performance in light of these goals, and approving or recommending to the Board compensation levels based on these evaluations, (iii) producing a committee report on executive compensation as required by the SEC to be included or incorporated by reference in our proxy statement or other applicable SEC filings, and (iv) recommending the compensation program applicable to the Company’s outside directors. The Committee met 11 times during the year ended December 31, 2014.
The Company’s Board appoints Compensation Committee members and Chairman annually, and these appointees continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member of the Compensation Committee may be removed, with or without cause, by our Board. The Board appoints members to the Compensation Committee considering criteria such as experience in compensation matters, familiarity with our management and other key personnel, understanding of public company compensation issues, time availability necessary to fulfill committee responsibilities and independence and other regulatory requirements.

Each member of the Compensation Committee is considered to be (1) “independent” under the currently applicable listing standards of the NYSE; (2) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and (3) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The Compensation Committee’s function is more fully described in its charter. The Compensation Committee will continue to review and assess the adequacy of the charter and recommend any proposed changes to the Board for approval on an annual basis.
The Compensation Committee establishes an agenda for each Committee meeting and prepares meeting materials. The Committee may request assistance or information that will be provided by management and may share and confirm information with the Chief Executive Officer. The Compensation Committee on occasion meets with the Company’s Chief Executive Officer and other executives to obtain recommendations with respect to the Company’s compensation programs, practices and packages for executives, other employees and directors. Although management makes recommendations to the Compensation Committee on executive compensation, the Compensation Committee is not bound by and does not always accept management’s recommendations. The Compensation Committee has historically sought input from an independent compensation consultant prior to making any final determinations. Our Chief Executive Officer attends some of the Compensation Committee meetings, but the Compensation Committee also regularly holds executive sessions not attended by members of management or non-independent directors.
Outside corporate counsel, and other members of our management and outside advisors, may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the matters to be discussed. Only members of the Compensation Committee may vote on items before the Compensation Committee.
Our Compensation Committee may retain, at our expense, independent compensation consultants to consider executive compensation matters. The Compensation Committee meets with the compensation consultants, both in and outside of the presence of our management, to review findings and recommendations regarding executive compensation and considers those findings and recommendations as well as the results of the most recent shareholder advisory vote on executive compensation in determining and making adjustments to our executive compensation program. The Compensation Committee has used a compensation consultant since 2011 to assist in fulfilling its responsibilities as assigned by the Chairman of the Compensation Committee. In July 2014, the Compensation Committee engaged Towers Watson to serve as its compensation consultant. During its selection process, the Compensation Committee analyzed factors specified by the Securities and Exchange Commission and the NYSE that affect the independence of compensation advisers. Based on this analysis, the Compensation Committee concluded that there were no independence concerns related to Towers Watson in its role as an independent adviser to the Compensation Committee.
Under the direction of the Chairman of the Compensation Committee, the compensation consultant supports the Committee in fulfilling its responsibilities as outlined in the Compensation Committee Charter which can include preparing information regarding compensation trends in the energy services industry, relative compensation for similarly-situated executive officers in the industry and the structure of our cash and equity incentive awards. At the Compensation Committee’s request, the compensation consultant worked with management to prepare materials for review by the Compensation Committee and made recommendations regarding the Compensation Committee’s calendar and has provided assistance in the composition of this Compensation Discussion and Analysis.
Compensation Risk Assessment and Controls
The Compensation Committee strives to create an effective environment for its risk assessment of the Company’s overall compensation policies, practices and programs through the following practices:

•	Compensation Committee chaired by an independent non-employee director. All Compensation Committee members are independent;

•	Representation from the Audit Committee on the Compensation Committee;

•	Review of executive compensation programs by the Compensation Committee’s independent compensation consultant;

•	Robust review of compensation program elements and key performance drivers; and

•	Detailed measurement of short- and long-term compensation elements to ensure balance.
The role of the Compensation Committee in risk oversight includes review of risks arising from our compensation policies, practices and programs as well as the mitigating controls, to determine whether any such risks are material to the Company. The Compensation Committee has reviewed these matters and believes that the mix of compensation elements and the design of those elements along with sound governance practices do not encourage employees to take excessive risks that might have a material adverse effect on the Company. These matters include the following:

•	The Company has strong internal financial controls that are assessed by the Company’s independent public accountants annually in addition to their audits of the Company’s financial statements.

•
Base salaries are generally consistent with market practice and the employees’ responsibilities so that employees are not motivated to take excessive risks to attain a reasonable level of financial security.

•
The determination of incentive awards is based on well-defined financial measures. There is a maximum incentive opportunity for each named executive officer, and the Committee retains discretion to adjust bonuses to eliminate anomalous or inappropriate outcomes.

•	Long-term incentives are designed to provide appropriate awards for successful outcomes, and effectively align realized compensation with returns realized by investors.

•
Since December 31, 2012, the Company has had a claw-back policy that covers executive officers and other officers who participate in the Company’s incentive plans. This policy permits the Company to recover incentive compensation awarded or paid if there is a subsequent change to a performance measure and in instances where an officer engaged in intentional misconduct.

•
All officers and directors are prohibited from purchasing or selling Company securities while in possession of material, non-public information. All officers and directors must pre-clear any transactions involving Flotek common stock with the Company’s Compliance Officer.

•
In 2014, the Company clarified its Insider Trading Policy with respect to its hedging policy and its pledging policy. Hedging transactions are prohibited and the pledging of Company securities to secure indebtedness is prohibited.

•
The Company has established formal stock ownership guidelines. These guidelines, based on base salary for executive officers and on the annual cash retainer for directors, help ensure that their interests are aligned with those of our stockholders.

•
The Company has a Code of Business Conduct and Ethics. This Code requires each employee and director to sign a Compliance Certification. In addition, all employees are required to complete annual anti-bribery training.

Compensation Philosophy
We operate in a very competitive environment. Our principal competitors are larger, more established providers of services in our industry and, because of their size, generally have significantly more resources than we do. In order to successfully compete in this environment, we must be able to attract and retain highly skilled employees with well-developed management, operational and marketing skills. The Company has been successful in developing and retaining a highly-qualified management team by offering compensation that is equitable, reasonably competitive with what we believe they might earn elsewhere based on our understanding of market practices, and closely tied to performance through our annual salary review process, our annual cash bonus plan, and grants of equity-based opportunities from our long-term incentive plans.
In general, our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives with the skills necessary to run and grow our existing business segments;

•	Align the interests of our executive officers with those of stockholders to increase the value of our enterprise;

•	Motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	Demonstrate fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	Provide that executives are accountable to the Board for their performance; and

•	Encourage a shared commitment among executives by coordinating Company and individual business unit targets, goals and objectives.
As we endeavor to evaluate the adequacy of our overall executive compensation program, our Compensation Committee works with the compensation consultant to evaluate and compare certain elements of total compensation against a group of similar publicly-traded energy services companies (the “Peer Group”). We evaluate each element of compensation (base salary, cash bonus, incentive compensation and equity compensation), as well as the total of all compensation elements. While the compensation consultant’s information on peer practices is used to assess the adequacy of the Company’s total compensation opportunities, the Compensation Committee does not target any percentile level of the peer data as a benchmark for setting pay opportunities.
In regard to the use of peer company data in setting compensation opportunities, we would prefer to define the market for our executive talent using a sizable group of companies that are comparable to us in both size and line of business. However, there are not sufficient companies that compare to us in size and line of business to comprise such a peer group. Therefore, as we evaluate the adequacy of our compensation programs, the Compensation Committee considers data from our Peer Group, data from published survey sources and information from our directors, management and our compensation consultant based on their collective understanding of industry practices.
The Peer Group was reviewed in December 2014 and remained unchanged for purposes of supporting 2015 compensation decisions.
The Compensation Committee intends to continually monitor the composition of the Peer Group to assure that it provides a useful representation of the market for leadership talent in which the Company competes.

The companies that comprised our Peer Group in 2014 were as follows:

Basic Energy Services, Inc.	Newpark Resources, Inc.
CARBO Ceramics Inc.	Parker Drilling Company
C&J Energy Services, Inc.	RPC, Inc.
Key Energy Services, Inc.	Tesco Corporation
Layne Christensen Company	TETRA Technologies, Inc.
Matrix Service Company

Policies, Guidelines and Practices Related to Executive Compensation
Stock Ownership Guidelines
To further promote sustained shareholder return and to ensure that the Company’s executives and directors remain focused on both short- and long-term objectives, the Company has established stock ownership guidelines. Each executive and director has five years from the date appointed or elected to his or her position (or, if later, within five years of the adoption of the guidelines) to achieve the level associated with the position.

Role	Guideline
Chief Executive Officer	6 times base salary
Other executive officers	3 times base salary
Directors	5 times annual retainer
All executives and directors with 5 years tenure in their current position meet or substantially exceed the guidelines.
Hedging and Pledging of Company Stock
None of the Company’s executive officers or directors has pledged any Flotek Common Stock. In addition, all of the Company’s officers and directors must pre-clear any transactions involving Flotek Common Stock with the Company’s Compliance Officer.
During 2014, the Company updated its Insider Trading Policy with respect to its hedging policy and its pledging policy. Pursuant to the Policy, Company directors, officers and employees may not engage in hedging transactions with respect to Company securities. Prohibited hedging transactions include, but are not limited to: short-selling, options, puts or calls, as well as derivatives such as swaps, forwards or futures. Company directors and executive officers are prohibited from pledging Company securities to secure indebtedness, including, but not limited to, engaging in margin transactions with Company securities.
Claw-back Policy
The Company has had a claw-back policy since 2012 that covers executive officers and other officers designated as participants in the Company’s incentive plans. The Company is entitled to recover, at the direction of the Compensation Committee, incentive compensation awarded or paid to an officer if the result of the performance measure upon which the award was made or paid is subsequently restated or otherwise adjusted in a manner that would reduce the award or payment. In addition, if an officer engaged in intentional misconduct that resulted in additional compensation, the Company may take remedial and recovery action.
Tax Gross-Ups on Severance
There are no tax gross-ups on any payments to executives, including severance payments.

Equity Compensation Plan Information
Each of the Company's equity compensation plans has been approved by our stockholders. At December 31, 2014, there were 2,269,585 shares of our Common Stock available for future issuance under our Long-Term Incentive Plans.
Our 2014 Long-Term Incentive Plan was approved at our 2014 Annual Meeting of Stockholders. In connection with this approval by stockholders, the Company committed to cap its average annual burn rate at 2.85% over the next three fiscal years (2014, 2015 and 2016). In calculating compliance with this maximum burn rate commitment, “burn rate” is defined as the number of shares subject to stock awards granted in a fiscal year divided by the weighted average number of shares of common stock outstanding (basic) during the fiscal year. For purposes of calculating the number of awards granted in each fiscal year, (a) awards of stock options and stock appreciation rights will count as one share, and (b) awards of restricted stock, restricted stock units or other full value awards will count as 1.5 shares. Any awards that are assumed or substituted in acquisitions will be excluded from the burn rate calculation.
The Company was in compliance with its burn rate commitment for 2014.
Executive Officer Compensation
Principal Elements of Compensation of Our Named Executive Officers
The principal elements of the compensation package offered to our executive officers consist of:

•	Base salary;

•	Annual bonus incentive opportunities; and

•	Equity compensation under the long-term incentive plans.
Some, but not all of the named executive officers participate in certain limited perquisite programs as described later in this discussion. Group insurance programs, the Company’s 401(k) Plan and the Employee Stock Purchase Plan are available to all named executive officers on the same basis as all other employees of the Company.
Allocation of Compensation among the Principal Components
The Compensation Committee has not established formulas for allocating compensation between compensation elements at this time. Rather, the Compensation Committee reviews compensation structures of companies in our Peer Group, historical compensation for the participant, the participant’s responsibilities, the performance of the participant and the Company on goals approved by the Committee, and the individual circumstances of senior executives when determining the mix of base salary, cash bonus percentages, and annual equity award opportunities. As a result, the

Compensation Committee may apply a different mix of base salary, cash bonus incentive compensation and equity compensation to different executive officer positions. The

Company’s historical objectives have been to make executives’ overall compensation opportunity significantly contingent on operational and financial performance.

The following table provides the percentage allocation of 2014 compensation elements at target levels for the Company’s Named Executive Officers.

Name	Base Salary	Annual Bonus Target	LTIP Grant Value	Total
John W. Chisholm	22.7%	20.5%	56.8%	100%
Steven A. Reeves	29.9%	17.9%	52.2%	100%
Joshua A. Snively, Sr.	29.9%	17.9%	52.2%	100%
H. Richard Walton	28.6%	17.1%	54.3%	100%
M. Kevin Fisher *	100.0%	—%	—%	100%

* Mr. Fisher retired as Executive Vice President, Global Business Development effective March 18, 2014.

Base Salary
The Company reviews base salaries for the President and Chief Executive Officer and other executive officers annually to determine if a change is appropriate. In reviewing base salaries, several factors are considered including a comparison to base salaries paid for comparable positions in the Peer Group, published survey data, the relationship among base salaries paid within the Company and individual experience and performance. The Company’s intent is to set base salaries at levels consistent with comparable industry positions, Company performance and remunerative objectives, including the ability to attract, motivate and retain highly talented individuals in a competitive environment while retaining an appropriate balance between fixed and performance-contingent compensation elements.

President, Chief Executive Officer and Chairman of the Board
Mr. Chisholm is compensated under a Service Agreement that pays two entities controlled by Mr. Chisholm (the “Chisholm Companies”) as an independent contractor. In addition, Mr. Chisholm has a Letter Agreement with the Company under which he is also an employee of the Company. In April 2014, the Company amended Mr. Chisholm’s Service Agreement to increase these monthly payments, in the aggregate, from $58,333 to $60,833 as compensation for his services. In addition, the Company pays Mr. Chisholm a monthly salary of $4,167.

Other Executive Officers
After a review of responsibilities, performance and the Company’s understanding of salary levels typically available to officers filling comparable positions in other public energy services companies, the salary adjustments in the table below were approved during 2014.

Name	Title	Beginning Salary	New Salary	Percent Increase
Steven A. Reeves	EVP, Operations	$405,000	$418,000	3.21%
Joshua A. Snively, Sr.	EVP, Research and Innovation	$377,500	$392,600	4.00%
H. Richard Walton	EVP and Chief Financial Officer	$325,000	$336,000	3.38%
M. Kevin Fisher	EVP, Global Business Development	$390,000	*	*

* Mr. Fisher retired as Executive Vice President, Global Business Development effective March 18, 2014.

Annual Bonus Compensation
Under the terms of the annual cash bonus program available to named executive officers and other leadership employees, participants had the opportunity to earn annual cash incentives based on the achievement of Company performance as measured by Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).
Adjusted EBITDA is a Non-GAAP measure under which EBITDA results may be adjusted to recognize stock compensation, financing transaction costs (whether paid in cash or not), and other noncash or nonrecurring charges not directly related to the ongoing operations of the Company. Determination of Adjusted EBITDA is based solely on the judgment of the Audit Committee of the Board of Directors.
In 2014, if target performance was achieved, Mr. Chisholm would earn a bonus equal to 90% of his salary. Target bonuses for Messrs. Reeves, Snively and Walton were 60% of their salaries.
If Adjusted EBITDA results achieved only a minimum-defined level, 50% of target bonuses would be earned, and if Adjusted EBITDA results achieved a maximum defined level, 200% of target bonuses would be earned. The bonus percentage earned between minimum and target and between target and maximum is determined on a linear basis.

2014 Cash Bonus Performance Measure
Adjusted EBITDA:
Minimum (50%)	Target (100%)	Maximum (200%)
$95.0 million	$115.0 million	$130.0 million
The Adjusted EBITDA range for 2014 was set above the Adjusted EBITDA achieved in 2013 of $93.3 million. Repeating 2013 results in 2014 would result in no payment under the 2014 annual bonus program. The 2014 target amount, $115.0 million, represents a 23.3% increase from the Adjusted EBITDA achieved in 2013.
Executives were given the opportunity to elect to receive 50% of their target bonus in restricted shares of the Company’s Common Stock awarded conditionally at the beginning of the year based on the fair market value of the Common Stock on the date of grant subject to the agreement that none of the shares would vest if minimum performance was not achieved and that any bonus earned in excess of 50% of the target amount would be paid in cash. All named executive officers covered by the annual bonus plan elected to receive 50% of their target award in equity, receiving a number of shares equal to 50% of the target bonus divided by $26.26, the fair market value of the Company’s Common Stock on March 27, 2014.

The table below shows the range of bonus opportunities based on various Adjusted EBITDA results. Actual Adjusted EBITDA for 2014 was $114.0 million, resulting in the bonus for the program participants between the minimum and target amounts.

	Minimum	Target	Maximum	Actual*
	50%	100%	200%	97.5%
John W. Chisholm	$351,000	$702,000	$1,404,000	$684,450
Steven A. Reeves	$125,400	$250,800	$501,600	$244,530
Joshua A. Snively, Sr.	$117,780	$235,560	$471,120	$229,671
H. Richard Walton	$100,800	$201,600	$403,200	$196,560
* As described above, a portion of earned value of bonuses took the form of restricted stock if elected by the executive. Such shares vested upon certification by the Compensation Committee of the Board that performance requirements for vesting were met. The number of shares associated with this election were: Mr. Chisholm - 13,366 shares; Mr. Reeves - 4,775 shares; Mr. Snively - 4,485 shares; and Mr. Walton - 3,838 shares.

In February 2014, the Compensation Committee approved cash bonuses based on the successful acquisition and integration of Florida Chemical Company, Inc. by the Company in 2013. As reflected in the “Summary Compensation Table,” Mr. Chisholm, Mr. Reeves, Mr.

Walton and Mr. Fisher received $550,000, $210,000, $195,000, and $210,000, respectively. In connection with the execution of his employment agreement in February 2014, Mr. Snively received a cash bonus of $319,875 related to his 2013 performance.

2014 Equity Compensation
In order to address the Company’s objectives of retaining critical talent and increasing the amount of the long-term incentive opportunity that is contingent on the performance of the Company, the Compensation Committee established 2014 target grant values for each Named Executive Officer, expressed as a percentage of base salary, as follows:

Percent of Base Salary
John W. Chisholm	250%
Steven A. Reeves	175%
Joshua A. Snively, Sr.	175%
H. Richard Walton	190%
Each Named Executive Officer received performance units with respect to the target grant value. The number of performance units issued to the recipient was determined by dividing the target grant value by $26.26, the fair market value of the Company’s Common Stock on March 27, 2014.
Within a reasonable period of time following the end of calendar year 2014 (the “Performance Period”), each participant will be issued the number of shares of restricted stock (the “Earned Shares”) equal to the number of Target Units held by that participant multiplied by the Performance Percentage which is applicable to that Performance Period.
The Performance Percentage will be determined based on the comparison of (i) the Total Shareholder Return of a share of the Company's Common Stock for the Performance Period

to (ii) the Total Shareholder Return of a share of the common stock of each member of the Company’s Peer Group for the Performance Period.
Total Shareholder Return is calculated using the average closing price of common stock of the respective company for the last 20 trading days before the end of the applicable Performance Period, adjusted for the amount of any dividends paid (the “Ending Value”), and the average closing price of common stock for the 20 trading days immediately preceding the first day of the Performance Period (the “Beginning Price”). Total Shareholder Return will be measured by subtracting the Beginning Price from the Ending Value to determine the “Value Increase,” and then dividing the Value Increase by the Beginning Price.
The Earned Shares will vest, if not sooner forfeited, in equal one-half tranches on December 31, 2015 and December 31, 2016.
Performance under the long-term incentive opportunity is based on total shareholder return of the Company and each member of the Company's Peer Group over a one-year period. A one year performance period was selected due to the rapid growth of the Company in a volatile environment. Achieving the 100% target requires the Company to rank 6 out of 12 companies in total shareholder return. The entire opportunity is performance based and the Earned Shares must be held until the service periods end on December 31, 2015 and December 31, 2016.

The following table shows the award program available under the 2014 equity grants and the number of units earned as a result of the Company’s performance versus the Peer Group based on Total Shareholder Return.

	Minimum	Target	Maximum	Actual
Performance Percentage	50%	100%	200%	200%
Number of peers outperformed (1)	2	5	8	10
Amounts in Shares
John W. Chisholm	37,129	74,258	148,516	148,516
Steven A. Reeves	13,929	27,857	55,714	55,714
Joshua A. Snively, Sr.	13,082	26,164	52,328	52,328
H. Richard Walton	12,156	24,311	48,622	48,622

(1) The Performance Percentage earned between minimum and target and between target and maximum is determined on a linear basis. If the Company fails to outperform 2 peers, the bonus percentage is zero.

Employment and Retirement Agreements
John W. Chisholm - Service Agreement and Letter Agreement
On April 15, 2014, effective March 30, 2014, Flotek and two companies controlled by John W. Chisholm, Chief Executive Officer, President and Chairman of the Board of Directors (the “Chisholm Companies”), entered into the Fifth Amended and Restated Service Agreement (the “Service Agreement”), pursuant to which the Chisholm Companies agreed to continue to provide the services of Mr. Chisholm to Flotek. The Service Agreement provides that Flotek will pay the Chisholm Companies a monthly amount as consideration for the provision of Mr. Chisholm’s services.
The term of the Service Agreement will expire on April 30, 2017, but such term is extended on a monthly basis on the last day of each month so that the term of the Agreement is never less than 36 months, unless either party gives prior written notice of non-renewal. Flotek may terminate the Service Agreement at any time and for any reason with or without Cause (as defined in the Service Agreement) and the Chisholm Companies may terminate the Service Agreement for Good Reason (as defined in the Service Agreement). Upon termination of the Service Agreement by Flotek without Cause or by the Chisholm Companies for Good Reason, the Chisholm Companies will be entitled to receive severance compensation equal to 200% of the base compensation and target bonus in effect for the year in which the termination occurs.
If Mr. Chisholm is entitled to payments and benefits described in the Service Agreement that, together with any other payments which Chisholm and/or his affiliates has the right to receive from the Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), the payments and benefits under the Agreement will be either (i) reduced (but not below zero) so that the aggregate present value of all such payments and benefits received by Chisholm and his affiliates from the Company and its affiliates for purpose of Section 280G shall be $1.00 less than three times Chisholm’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Chisholm and his affiliates for purposes of Section 280G shall be subject to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full, whichever produces the better net after-tax result for Chisholm, the Chisholm Companies, and his other affiliates (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).
If the Service Agreement is terminated by Flotek with Cause, or due to the death or disability of Mr. Chisholm, the Chisholm Companies will be entitled to receive the base compensation earned and payable through the date of termination. The Service Agreement also contains certain non-solicitation restrictions for a period of 24 months following the date of termination of the Service Agreement.

On April 15, 2014, Flotek and Mr. Chisholm entered into a new Letter Agreement (the “Letter Agreement”), pursuant to which Flotek agreed to employ Mr. Chisholm for a term equal to the term provided for in the Service Agreement. Pursuant to the terms of the Letter Agreement, Flotek will pay Mr. Chisholm an annual salary of $50,000. Mr. Chisholm is subject to certain confidentiality obligations and non-solicitation restrictions for a period of 24 months following the date of termination of the Letter Agreement.
Steven A. Reeves - Employment Agreement
On December 31, 2014, the Company and Mr. Reeves entered into an Employment Agreement to continue in his position as Executive Vice President, Operations of the Company.
The Employment Agreement with Mr. Reeves (i) provides for a term of employment until the earlier of (1) December 31, 2016, (2) Mr. Reeves’s resignation with or without Good Reason (as defined in the Employment Agreement) or Mr. Reeves’s death or disability and (3) termination by the Company with or without Cause (as defined in the Employment Agreement); (ii) provides that, upon termination of Mr. Reeves’s employment by the Company without Cause or by Mr. Reeves for Good Reason prior to December 31, 2016, and subject to the satisfaction of certain other specified conditions, including the execution of a confidential severance and release agreement, Mr. Reeves will be entitled to receive (1) severance compensation equal to two-thirds of the sum of his annual base salary and target bonus for purposes of the MIP, payable in eight monthly installments equal to one-eighth of such severance compensation, payable at the end of each of the eight full calendar months following the execution and effectiveness of a release agreement and (2) coverage at the Company’s expense under the employee health insurance plan for a period of twenty-four months or the maximum period permitted by COBRA, whichever is less; and (iii) contains certain non-solicitation and non-compete restrictions for a period of 24 months following the date of termination of employment with the Company.
Pursuant to the Employment Agreement, Mr. Reeves’ initial annualized base salary was $418,000. In addition to the foregoing, Mr. Reeves is entitled to certain other perquisites, including annual bonuses in accordance with the Company’s management incentive plan and performance unit plan for each of the 2015 and 2016 calendar years, the use of a Company automobile and reimbursement for certain expenses.

Joshua A. Snively, Sr. - Employment Agreement
On February 5, 2014, the Company and Mr. Snively entered into an Employment Agreement to continue in his position as Executive Vice President, Research and Innovation of the Company and President of Florida Chemical Company, Inc., a subsidiary of the Company.

The Employment Agreement with Mr. Snively (i) provides for a term of employment until the earlier of (1) December 31, 2015, (2) Mr. Snively’s resignation with or without Good Reason (as defined in the Employment Agreement) or Mr. Snively’s death or disability and (3) termination by the Company with or without Cause (as defined in the Employment Agreement); (ii) provides that, upon termination of Mr. Snively’s employment by the Company without Cause or by Mr. Snively for Good Reason prior to December 31, 2015, and subject to the satisfaction of certain other specified conditions, including the execution of a confidential severance and release agreement, Mr. Snively will be entitled to receive severance compensation equal to 75% of the sum of his annual base salary and target bonus for purposes of the MIP, payable in nine monthly installments equal to one-ninth of such severance compensation, payable at the end of each full calendar month following the first full calendar month after execution of a confidential severance and release agreement; and (iii) contains certain non-solicitation and non-compete restrictions for a period of 24 months following the date of termination of employment with the Company.
Pursuant to the Employment Agreement, Mr. Snively’s initial annualized base salary was $377,500, he received a cash bonus upon the execution of the Employment Agreement of $319,875 and he was awarded a grant of 22,379 shares of restricted stock of the Company pursuant to one of the Company’s long term incentive plans. One-third of the shares of common stock vested immediately, while the remaining shares will vest over a two-year period and will vest immediately upon Mr. Snively’s death, resignation for Good Reason, termination without Cause or upon a change of control of the Company. In addition to the foregoing, Mr. Snively will be entitled to certain other perquisites, annual bonuses in accordance with the Company’s management incentive plan and performance unit plan and reimbursement for reasonable expenses.
H. Richard Walton - Employment Agreement
On March 13, 2013, the Company and Mr. Walton entered into an Employment Agreement in connection with his election as Executive Vice President and Chief Financial Officer of the Company.
The Employment Agreement with Mr. Walton (i) provides for a term of employment until the earlier of (1) March 31, 2015, (2) Mr. Walton’s resignation with or without Good Reason (as defined in the Employment Agreement) or Mr. Walton’s death or disability and (3) termination by the Company with or without Cause (as defined in the Employment Agreement); (ii) provides that, upon termination of Mr. Walton’s employment by the Company without Cause or by Mr. Walton for Good Reason prior to March 31, 2015, and subject to the satisfaction of certain other specified conditions, including the execution of a confidential severance and release agreement, Mr. Walton will be entitled to receive severance compensation equal to 75% of the sum of his annual base salary and target bonus for purposes of the MIP, payable in nine monthly installments equal to one-ninth of such severance compensation, payable at the end of each full calendar month following the first full calendar month after execution of a confidential severance and release agreement; and (iii) contains certain non-solicitation and non-compete restrictions for a period of 24 months following the date of termination of employment with the Company.
Pursuant to the Employment Agreement, Mr. Walton’s initial annualized base salary was $325,000, he was granted a target bonus for 2013 and he was awarded a grant of 50,000 shares of restricted common stock of the Company pursuant to one of the Company’s long-term incentive plans. The shares of restricted common stock will vest over a two-year period and will vest immediately upon Mr. Walton’s death, resignation for Good Reason, termination without Cause or upon a change of control of the Company.
M. Kevin Fisher - Retirement Agreement
Effective as of March 18, 2014, Mr. Fisher resigned as Executive Vice President, Global Business Development of the Company and entered into a Retirement Agreement under which he continued as an employee through April 30, 2014. Upon execution of the Retirement Agreement, Mr. Fisher continued to receive his current salary, $32,500 on a monthly basis, until April 30, 2014.
The Retirement Agreement also addressed the forfeiture of unvested restricted stock as of April 30, 2014.

Other Benefits
The Company believes establishing a competitive benefit package for employees is an important factor in attracting and retaining highly qualified personnel. Named executive officers are eligible to participate in all of our employee benefit plans, including medical, dental and vision care programs, Company-paid accidental death, dismemberment and life insurance, and Flotek’s 401(k) plan, on the same basis as other employees. The Company matches 50% of employee contributions made, up to 4% of qualified employee compensation contributions (increased on January 1, 2015, to 50% of employee contributions made, up to 8% of qualified employee contributions). The Company does not offer pension or retirement benefits other than the 401(k) plan. The Company’s international employees may have slightly different employee benefit plans than those offered domestic employees, typically as a result of legal requirements of the specific country.
Perquisites
Mr. Reeves is provided the use of a Company owned vehicle, use of a Company rented apartment and a fuel allowance.
Mr. Fisher was provided a vehicle allowance before his retirement.

Tax and Accounting Implications
Deductibility of Executive Compensation
The Compensation Committee is aware of the provisions of Section 162(m) of the Internal Revenue Code which provides that the Company may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees. Performance-based compensation paid pursuant to stockholder-approved plans is not subject to the deduction limit as long as such compensation is approved by “outside directors” within the meaning of Section 162(m) of the Code.
The Compensation Committee makes every reasonable effort to structure and administer executive compensation opportunities so that compensation will not be subject to the Section 162(m) deduction limit. However, the Compensation Committee may from time to time approve payments and equity awards that cannot be deducted in order to maintain flexibility in structuring appropriate compensation opportunities in the interest of stockholders.
Accounting for Stock-Based Compensation
The Company accounts for stock-based payments in accordance with the requirements of Accounting Standards Codification (ASC) Topic 718, “Stock Compensation.” Equity based compensation is expensed over the requisite service period pursuant to the grant award terms. The Company considers the expense associated with stock-based incentive awards in granting such awards.
Section 409A
To the extent we permit executives to defer compensation or we commit to deliver compensation at a later date than when earned and vested, we make every attempt to meet the requirements of Section 409A of the Internal Revenue Code. Failure to satisfy the Section 409A requirements could subject the executives receiving deferred compensation to a 20% excise tax.
2015 Compensation Action
2015 Salary Increases
Following a review of market data, the Company’s 2014 performance, and the performance of executive officers in 2014, salary increases were approved as described below.
Effective January 4, 2015, the Compensation Committee of the Board approved Mr. Chisholm’s annual salary at $50,000, and approved an increase in the amount paid annually pursuant to the Service Agreement with the Chisholm Companies from $730,000 to $770,000.

Chief Executive Base Salary
John W. Chisholm *	$820,000
*Includes amounts paid to the Chisholm Companies under the Service Agreement and salary paid under the Letter Agreement with Mr. Chisholm.

Effective January 4, 2015, the Compensation Committee of the Board approved annual base salary amounts for the other Named Executive Officers as follows:

Executive Officer Base Salary
Steven A. Reeves	$435,000
Joshua A. Snively, Sr.	$409,000
H. Richard Walton	$350,000
2015 Management Incentive Plan
Target bonus opportunities for 2015, expressed as a percent of base salary, were approved by the Compensation Committee as follows:

Percent of Base Salary
John W. Chisholm	100%
Steven A. Reeves	75%
Joshua A. Snively, Sr.	60%
H. Richard Walton	70%
Bonuses under the 2015 Management Incentive Plan (“MIP”), the Company’s annual cash bonus program, have a possible payout of 0% - 200% of the target payment amount. Bonuses will be earned under the MIP to the extent that 2015 Adjusted EBITDA targets are achieved. Adjusted EBITDA is calculated as disclosed under the description of our 2014 program.
If a defined minimum level of Adjusted EBITDA is achieved, 50% of the target payment amount is earned, if the target level of Adjusted EBITDA is achieved, 100% of the target payment amount is earned, if a defined target plus level of Adjusted EBITDA is achieved, 150% of the target payment amount is earned, and if a defined maximum level of Adjusted EBITDA is achieved, 200% of the target payment amount is earned. The bonus percentage earned for Adjusted EBITDA between defined levels is determined by linear interpolation, however, the Compensation Committee reserves discretion to equitably adjust the amount of the bonus to reflect developments, events, or actions which were not anticipated by the Compensation Committee when the bonus objective was established. No bonus is earned if performance is below the defined minimum Adjusted EBITDA level.
Named Executive Officers were offered the opportunity to elect to receive one-half of the target value of their 2015 MIP opportunity in the form of restricted shares of the Company’s Common Stock which is forfeitable if and to the extent that the defined minimum level bonus amount is not earned. All Named Executive Officers elected to receive 50% of their target award in equity and received a number of restricted shares equal to 50% of the target bonus divided by $16.73, the fair market value of the Company’s Common Stock on March 2, 2015, the date of the adoption of the 2015 MIP.

2015 Long-Term Incentive Program
Long-term incentive opportunities for 2015, expressed as a percent of base salary, were approved by the Compensation Committee as follows:

Percent of Base Salary
John W. Chisholm	375%
Steven A. Reeves	200%
Joshua A. Snively, Sr.	190%
H. Richard Walton	200%
Vesting of equity awards under the long-term incentive opportunity will be based solely on the total shareholder return of the Company compared to total shareholder return of each member of the Peer Group companies.
The target value is equal to each executive’s base annual salary multiplied by the percentage disclosed in the table above. The target value is converted to Target Units by dividing the target value by $17.39, the fair market value of the Company’s Common Stock on January 9, 2015, the date of the adoption of the 2015 long-term incentive opportunity.
This number of Target Units is referred to as “100% of the Target Units.” At the end of the year, once the earned multiple percentage of the annual long-term incentive bonus target is approved, that same percentage will be multiplied by the target units to determine the number of shares earned. The shares will vest in equal portions on December 31, 2016 and December 31, 2017.

Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Carla S. Hardy, Chair
Kenneth T. Hern
John S. Reiland
L.V. “Bud” McGuire
L. Melvin Cooper
Ted D. Brown

March 27, 2015

Summary Compensation Table
The following table provides information concerning compensation earned in our fiscal years 2014, 2013 and 2012 by our Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Option Awards	All Other Compensation	Total

John W. Chisholm – President, Chief Executive Officer and Chairman of the Board	2014	$50,000	$1,234,450	(1)	$3,663,147	(2)	$—	$722,500	$5,670,097
	2013	$48,000	$450,000		$1,612,519		$—	$686,750	$2,797,269
	2012	$48,000	$1,112,000		$2,540,229		$—	$647,000	$4,347,229

Steven A. Reeves – Executive Vice President, Operations	2014	$414,500	$454,530	(1)	$1,374,186	(2)	$—	$21,924	$2,265,140
	2013	$405,000	$182,250		$621,267		$—	$20,109	$1,228,626
	2012	$324,500	$389,400		$965,383		$—	$16,847	$1,696,130

Joshua A. Snively, Sr.– Executive Vice President, Research and Innovation and President of Florida Chemical Company, Inc.	2014	$388,535	$549,546	(1)	$1,786,141	(2)(3)	$—	$1,819	$2,726,041
	2013	$232,308	$—		$—		$—	$1,819	$234,127

H. Richard Walton – Executive Vice President and Chief Financial Officer	2014	$333,039	$391,560	(1)	$1,199,262	(2)	$—	$6,661	$1,930,522
	2013	$252,161	$146,250		$568,735		$—	$4,000	$971,146

M. Kevin Fisher – Executive Vice President, Global Business Development*	2014	$139,500	$210,000	(1)	$—		$—	$6,482	$355,982
	2013	$390,000	$175,500		$595,026		$—	$17,051	$1,177,577
	2012	$305,000	$366,000		$907,374		$—	$16,954	$1,595,328

(*) Mr. Fisher retired from his position as an executive officer effective March 18, 2014 and remained an employee through April 30, 2014.
(1)    Mr. Chisholm, Mr. Reeves, Mr. Snively and Mr. Walton received, as part of the 2014 Annual Bonus Plan (MIP), $684,450, $244,530, $229,671 and $196,560 respectively. Of these amounts, Mr. Chisholm, Mr. Reeves, Mr. Snively and Mr. Walton elected to receive one-half of the target value of their 2014 MIP opportunity in the form of restricted shares. The bonus target value assigned to those shares was $350,991, $125,392, $117,776 and $100,786, respectively. The shares are reflected in disclosures in the following table, “2014 Grants of Plan-Based Awards.”
In addition, Mr. Chisholm, Mr. Reeves, Mr. Walton and Mr. Fisher received $550,000, $210,000, $195,000 and $210,000, respectively, for the successful acquisition and integration of Florida Chemical Company, Inc. Mr. Snively received $319,875 in connection with the execution of his employment agreement.
(2)    Represents the aggregate grant date fair value of performance-based restricted stock unit awards made in 2014. These performance-based awards have market and service conditions and the aggregate grant date fair value was calculated using the Monte Carlo simulation model.
During 2013 and 2012, the performance-based restricted stock unit awards had performance and service conditions and the aggregate grant date fair value, at the target 100% level, was based on the fair market value of the Company’s Common Stock at the date of grant.
(3) The amount also reflects the grant date fair value, calculated in accordance with ASC Topic 718, of 22,379 shares of restricted stock awards granted on February 5, 2014.

The following table provides detail of “All Other Compensation” in the Summary Compensation Table.

Name	Year	Company Provided Vehicle (1)	Company Provided Housing	Company Match 401 (k)	Services and Consulting Contracts (2)	All Other Compensation
John W. Chisholm	2014	$—	$—	$—	$722,500	$722,500
	2013	$—	$—	$—	$686,750	$686,750
	2012	$—	$—	$—	$647,000	$647,000
Steven A. Reeves	2014	$600	$13,034	$8,290	$—	$21,924
	2013	$600	$12,030	$7,479	$—	$20,109
	2012	$600	$9,720	$6,527	$—	$16,847
Joshua A. Snively, Sr.	2014	$—	$—	$1,819	$—	$1,819
	2013	$—	$—	$1,819	$—	$1,819
H. Richard Walton	2014	$—	$—	$6,661	$—	$6,661
	2013	$—	$—	$4,000	$—	$4,000
M. Kevin Fisher *	2014	$3,692	$—	$2,790	$—	$6,482
	2013	$12,000	$—	$5,051	$—	$17,051
	2012	$12,000	$—	$4,954	$—	$16,954

* Mr. Fisher retired from his position as an executive officer effective March 18, 2014 and remained an employee through April 30, 2014.
(1) The expenses for all Company provided vehicles were determined through averaging the FMV, odometer reading and estimated percentage personal use.
(2) Amounts received by Mr. Chisholm are related to his Service Agreement with the Company.
Equity-Related Compensation
The following table provides information regarding grants of plan-based awards during our fiscal year 2014 to our Named Executive Officers.
2014 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value for Stock and Option Awards
		Threshold	Target (1)	Maximum	Threshold (Shares)	Target (Shares)	Maximum (Shares)
John W. Chisholm	3/27/2014	$351,000	$702,000	$1,404,000	—	—	—	—	—	$—	$—
	3/27/2014	$—	$—	$—	37,129	74,258	148,516	—	—	$—	$3,663,147	(2)
Steven A. Reeves	3/27/2014	$125,400	$250,800	$501,600	—	—	—	—	—	$—	$—
	3/27/2014	$—	$—	$—	13,929	27,857	55,714	—	—	$—	$1,374,186	(2)
Joshua A. Snively, Sr.	2/5/2014	$—	$—	$—	—	—	—	22,379	—	$—	$495,471	(3)
	3/27/2014	$117,780	$235,560	$471,120	—	—	—	—	—	$—	$—
	3/27/2014	$—	$—	$—	13,082	26,164	52,328	—	—	$—	$1,290,670	(2)
H. Richard Walton	3/27/2014	$100,800	$201,600	$403,200	—	—	—	—	—	$—	$—
	3/27/2014	$—	$—	$—	12,156	24,311	48,622	—	—	$—	$1,199,262	(2)

(1)
At the date of grant, Mr. Chisholm, Mr. Reeves, Mr. Snively and Mr. Walton elected to received one-half of the target value of their 2014 Annual Bonus Plan (MIP) opportunity in the form of restricted shares. The value assigned to determine the shares, and the number of shares, based on the closing stock price on March 27, 2014, were as follows: Mr. Chisholm - $351,000, 13,366 shares; Mr. Reeves - $125,400, 4,775 shares; Mr. Snively - $117,780, 4,485 shares; and Mr. Walton - $100,800, 3,838 shares.

(2)
Grant date fair value is determined in accordance with ASC Topic 718 and, for the performance-based restricted share units which have a market condition, is the value at grant date based on the probable outcome of the performance condition and is consistent with the estimate of aggregate compensation cost to be recognized over the service period.

(3) Grant date fair value is based on the closing stock price on the date of grant and is consistent with aggregate compensation cost to be recognized over the service period.

The following tables provides information relating to outstanding equity-based awards held by each Named Executive Officer as of December 31, 2014.
Outstanding Equity Awards at Fiscal Year-End

Option Awards
Name	Year of Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
John W. Chisholm	2005	20,000	—	—	$9.40	12/21/2015
	2009	26,668	—	—	$2.51	2/16/2015
	2009	400,000	—	—	$1.02	12/22/2015
	2010	300,000	—	—	$2.17	11/10/2016
	2011	400,000	—	—	$9.19	4/8/2017
Steven A. Reeves	2011	200,000	—	—	$9.19	4/8/2017

Restricted Stock Awards
Name	Year of Grant	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
John W. Chisholm	2012	13,535	(2)	$253,511	—		$—
	2013	49,312	(3)	$923,614	—		$—
	2014	—		$—	13,366	(6)	$250,345
	2014	—		$—	74,258	(7)	$1,390,852
Steven A. Reeves	2012	5,144	(2)	$96,347	—		$—
	2013	18,998	(3)	$355,833	—		$—
	2014	—		$—	4,775	(6)	$89,436
	2014	—		$—	27,857	(7)	$521,762
Joshua A. Snively, Sr.	2014	14,919	(4)	$279,433	—		$—
	2014	—		$—	4,485	(6)	$84,004
	2014	—		$—	26,164	(7)	$490,052
H. Richard Walton	2013	17,393	(3)	$325,771	—		$—
	2013	25,000	(5)	$468,250	—		$—
	2014	—		$—	3,838	(6)	$71,886
	2014	—		$—	24,311	(7)	$455,345

(1)    The dollar value of the unvested shares of restricted stock reported are valued at the closing price of Flotek’s Common Stock on December 31, 2014 ($18.73 per share).
(2)    The total number of unvested shares of restricted stock granted on March 7, 2012. These shares vest on March 7, 2015.
(3)    The total number of unvested shares represents the unvested portion of performance shares earned during 2013. These shares vest as follows: 50% on February 5, 2015 and 50% on February 5, 2016.
(4)    The total number of unvested shares of restricted stock granted on February 5, 2014. These shares vest as follows: 50% on February 5, 2015 and 50% on February 5, 2016.
(5)    The total number of unvested shares of restricted stock granted on March 13, 2013. These shares vest on March 13, 2015.
(6)    The total number of unvested shares elected by the named executive as part of the 2014 Management Incentive Plan. These shares are forfeitable to the extent that performance targets are not met for 2014. The bonus amount actually earned is disclosed in the Summary Compensation Table.
(7)    The total number of unearned performance shares available for 2014, at the target 100% level. The shares will be adjusted during 2015 for actual performance during 2014.

The following table provides information regarding the value realized upon the exercise of stock options and the vesting of restricted stock awards by Named Executive Officers during the fiscal year ended December 31, 2014.
Option Exercises and Restricted Stock Vested

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
John W. Chisholm	4,960	$20,842	151,283	$3,803,365
Steve A. Reeves	16,404	$74,817	114,664	$3,004,262
Joshua A. Snively, Sr.	—	$—	7,460	$165,164
H. Richard Walton	—	$—	39,660	$983,822
M. Kevin Fisher *	—	$—	54,014	$1,358,028

* Mr. Fisher retired from his position as an executive officer effective March 18, 2014 and remained an employee through April 30, 2014.

Potential Payments upon Termination of Employment or Change in Control
The following table describes the circumstances that will trigger acceleration of vesting of certain stock options and restricted stock grants and quantifies the value of the stock options or restricted stock grants the vesting of which would have accelerated upon the occurrence of the specified events, assuming that such event had occurred on December 31, 2014 and based on the closing price of our Common Stock on that date of $18.73 per share.

Name and Participant Position	Termination Event	Salary	Bonus	Health Benefits	Acceleration of Unvested Equity	Total
John W. Chisholm (1)	Change In Control	$1,560,000	$1,404,000	$—	$2,567,977	$5,531,977
President, Chief Executive Officer and	Good Reason	$1,560,000	$1,404,000	$—	$253,511	$3,217,511
Chairman of the Board	Without Cause	$1,560,000	$1,404,000	$—	$253,511	$3,217,511
	Death or Disability	$—	$—	$—	$2,567,977	$2,567,977
Steve A. Reeves (2)	Change In Control	$278,667	$167,200	$26,814	$973,929	$1,446,610
Executive Vice President, Operations	Good Reason	$278,667	$167,200	$26,814	$96,341	$569,022
	Without Cause	$278,667	$167,200	$26,814	$96,341	$569,022
	Death or Disability	$—	$—	$—	$973,929	$973,929
Joshua A. Snively, Sr. (3)	Change In Control	$294,450	$176,670	$—	$769,485	$1,240,605
Executive Vice President, Research &	Good Reason	$294,450	$176,670	$—	$—	$471,120
Innovation, President of Florida	Without Cause	$294,450	$176,670	$—	$—	$471,120
Chemical Company, Inc.	Death or Disability	$—	$—	$—	$769,485	$769,485
H. Richard Walton (4)	Change In Control	$252,000	$151,200	$—	$1,249,372	$1,652,572
Executive Vice President and	Good Reason	$252,000	$151,200	$—	$468,250	$871,450
Chief Financial Officer	Without Cause	$252,000	$151,200	$—	$468,250	$871,450
	Death or Disability	$—	$—	$—	$1,249,372	$1,249,372
For purposes of awards under our long-term incentive plans, “Change-in-Control” of the Company means the first to occur of the following events:

(i)
Any person (subject to certain exceptions) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)
During any period of one (1) year, individuals who at the beginning of such period constitute the Board (and any new Director whose election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

(iii)
(A) The sale or disposition of all or substantially all the Company’s assets, or (B) a merger, consolidation, or reorganization of the Company with or involving any other entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

For purposes of awards under our long-term incentive plans, “Good Reason” means the occurrence of one of the following Company actions, unless the employee consents in writing to such action:

(i)	A material reduction of the employee's salary and employee benefits to which the employee was entitled immediately prior to such reduction;

(ii)	A material reduction in the duties, authority or responsibilities relative to the employee's duties, authority or responsibilities as in effect immediately prior to such reduction; or

(iii)	The relocation of the employee to a facility or a location more than fifty (50) miles from the employee's then present location;
Provided, however, that (A) the employee must provide the Company with written notice of the occurrence of such action(s) within 60 days of the initial occurrence of such action(s) and of his or her intent to terminate employment based on such action(s) and (B) the Company will have 30 days from the date that such written notice is provided by employee to cure such action(s).
For purposes of awards under our long-term incentive plans, “Cause” means the termination of an employee for any of the following reasons, as determined by the Compensation Committee:

(i)
An employee willfully fails to substantially perform the employee’s duties (other than any such failure resulting from the employee’s total and permanent disability) after a written demand for substantial performance has been delivered by the Company to the employee that specifically identifies the manner in which the Company believes that the employee has not substantially performed the employee’s duties, and the employee fails to remedy such failure within ten (10) calendar days after receiving such notice;

(ii)	An employee is convicted (by trial, plea of guilty or plea of nolo contendere) for committing an act of fraud, embezzlement, theft, or other act constituting a felony;

(iii)
An employee willfully engages in gross misconduct or willfully violates a Company or a subsidiary policy which is materially and demonstrably injurious to the Company and/or a subsidiary after a written demand to cease such misconduct or violation has been delivered by the Company to the employee that specifically identifies the manner in which the Company believes that the employee has violated this Paragraph (iii), and the employee fails to cease such misconduct or violation and remedy any injury suffered by the Company or the subsidiary as a result thereof within thirty (30) calendar days after receiving such notice. However, no act or failure to act, on the employee’s part shall be considered “willful” unless done, or omitted to be done, by the employee not in good faith and without reasonable belief that the employee’s action or omission was in the best interest of the Company or the subsidiary; or

(iv)	An employee commits a material breach of any noncompetition, confidentiality or similar agreement with the Company or a subsidiary, as determined under such agreement.

(1) Upon termination of employment between Flotek and the Chisholm Companies pursuant to the Service Agreement and the employment of Mr. Chisholm pursuant to his Letter Agreement (a) for good reason or without cause pursuant to a Change in Control, the Chisholm Companies would be entitled to receive (i) severance compensation equal to two hundred percent of base compensation and target bonus in effect for the year in which termination occurs and (ii) accelerated vesting of all unvested RSAs. If employment of the Chisholm Companies is terminated for (b) Good Reason or (c) without Cause, the Chisholm Companies shall be entitled to receive (i) severance compensation equal to two hundred percent of base compensation and target bonus in effect for the year in which the termination occurs and (ii) accelerated vesting of certain RSAs provided in the individual grant agreements. If employment of the Chisholm Companies were to be terminated by (d) death or disability, the Chisholm Companies would be entitled to receive (i) base compensation earned and payable through the date of termination and (ii) the accelerated vesting of all RSAs.
(2) Upon termination of employment between Flotek and Mr. Reeves (a) for good reason or without cause pursuant to a Change in Control, Mr. Reeves would be entitled to receive (i) severance compensation equal to two-thirds of his base salary and target bonus in effect for the year in which termination occurs, (ii) continued health care for two years and (iii) accelerated vesting of all unvested RSAs. If employment of Mr. Reeves is terminated for (b) Good Reason or (c) without Cause prior to the Expiration Date, he is entitled to receive (i) severance compensation equal to two-thirds of his base salary and target bonus in effect for the year in which the termination occurs (ii) continued health care for two years and (iii) accelerated vesting of certain RSAs provided in the individual grant agreements. If the employment of Mr. Reeves were to be terminated by (d) death or disability, Mr. Reeves would be entitled to receive (i) base salary earned and payable through the date of termination and (ii) the accelerated vesting of all RSAs.
(3) Upon termination of employment between Flotek and Mr. Snively (a) for good reason or without cause pursuant to a Change in Control, Mr. Snively would be entitled to receive (i) severance compensation equal to 75% of his base salary and target bonus in effect for the year in which termination occurs and (ii) accelerated vesting of all unvested RSAs. If employment of Mr. Snively is terminated for (b) Good Reason or (c) without Cause prior to the Expiration Date, he is entitled to receive (i) severance compensation equal to 75% of his base salary and target bonus in effect for the year in which the termination occurs and (ii) accelerated vesting of certain RSAs provided in the individual grant agreements. If the employment of Mr. Snively were to be terminated by (d) death or disability, Mr. Snively would be entitled to receive (i) base salary earned and payable through the date of termination and (ii) the accelerated vesting of all RSAs.
(4) Upon termination of employment between Flotek and Mr. Walton (a) for good reason or without cause pursuant to a Change in Control, Mr. Walton would be entitled to receive (i) severance compensation equal to 75% of his base salary and target bonus in effect for the year in which termination occurs and (ii) accelerated vesting of all unvested RSAs. If employment of Mr. Walton is terminated for (b) Good Reason or (c) without Cause prior to the Expiration Date, he is entitled to receive (i) severance compensation equal to 75% of his base salary and target bonus in effect for the year in which the termination occurs and (ii) accelerated vesting of certain RSAs provided in the individual grant agreements. If the employment of Mr. Walton were to be terminated by (d) death or disability, Mr. Walton would be entitled to receive (i) base salary earned and payable through the date of termination and (ii) the accelerated vesting of all RSAs.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Meeting Attendance
During 2014, the Board held 8 meetings of the full Board and 21 meetings of committees. The Audit Committee held 8 meetings, the Corporate Governance and Nominating Committee held 2 meetings and the Compensation Committee held 11 meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served from the respective dates of appointment.
The Company does not have a formal policy requiring members of the Board to attend the Annual Meeting, although all directors are strongly encouraged to attend. Of the Directors then in office, Messrs. Chisholm, Hern, Reiland, McGuire, Cooper and Brown attended the last Annual Meeting of Stockholders.
Executive Sessions
Pursuant to the Company’s Corporate Governance Guidelines, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The Lead Director chairs these sessions. During 2014, the non-management directors met in 4 executive sessions without management present.
Director Independence
The Board has determined that each of the current directors except for Mr. Chisholm is independent as that term is defined by rules of the NYSE and, in the case of the Audit Committee, the Securities and Exchange Commission (the “SEC”). Mr. Chisholm is not an independent director since he is currently the President and Chief Executive Officer of the Company.
None of the non-employee directors have any relationship with the Company other than as a director and stockholder, or any transaction or arrangement that interferes with each director’s independence.
Risk Management
The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Corporate Governance and Nominating Committee manages risks associated with Board independence and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about all identified Company risks.

Board Committees
The Board has established an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. The Audit, Corporate Governance and Nominating and Compensation committees are composed entirely of independent directors as defined under the New York Stock Exchange Listed Company Manual and the Company’s Corporate Governance Guidelines.
The following table shows the committees on which each director serves. “C” indicates that the director serves as the chair of the committee.

Director	Audit	Corporate Governance and Nominating	Compensation
Kenneth T. Hern	X	C	X
John S. Reiland	C	X	X
L.V. “Bud” McGuire*		X	X
L. Melvin Cooper	X	X	X
Carla S. Hardy*		X	C
Ted D. Brown**		X	X
* Effective May 16, 2014, Ms. Hardy replaced Mr. McGuire as Chairman of the Compensation Committee.
**Effective May 16, 2014, Mr. Brown became a member of the Compensation Committee.
Audit Committee
The Audit Committee held 8 meetings in 2014. The Audit Committee’s primary functions are to:

•	Appoint, determine funding for, oversee and replace (subject to stockholder ratification, if applicable) a firm of independent auditors to audit our financial statements;

•	Pre-approve all audit and non-audit services provided by our independent auditors;

•	Evaluate the qualifications, performance and independence of our independent auditors, and ensure the rotation of the lead (or concurring) audit partner;

•	Obtain and review a report of our independent auditors, at least annually, regarding compliance with their internal quality-control procedures;

•	Discuss with our independent auditors the overall scope and plans for their respective audits;

•	Discuss with management and our independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls;

•	Meet with our independent auditors to discuss the conduct and findings of their respective audits;

•	Meet and review with management and our independent auditors the Company’s financial statements and the associated disclosures to be included in quarterly and annual reports to be filed with the SEC;

•	Discuss with management and our independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

•	Discuss periodically with management the Company’s plan with regards to issuing earnings press releases and providing financial information and earnings guidance to analysts and rating agencies;

•	Review any disclosures by the Company’s officers and other employees regarding significant deficiencies in the design and operation of the Company’s internal controls; and

•	Establish procedures for receiving and responding to concerns regarding accounting, internal accounting controls and auditing matters.
Each member of the Audit Committee, as of the date of this Proxy Statement (Messrs. Reiland, Hern and Cooper) is financially literate and has accounting or financial management expertise. Messrs. Reiland, Hern and Cooper are audit committee financial experts as defined in Item 407 (d)(5) of Regulation S-K under the Exchange Act, rule 10A-3 under the Exchange Act, the New York Stock Exchange Listed Company Manual and the Company’s Corporate Governance Guidelines. The Board has adopted a charter for the Audit Committee, a copy of which is available on our website (www.flotekind.com) and in print to any stockholder who requests it.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee held 2 meetings in 2014. The Corporate Governance and Nominating Committee’s primary functions are to:

•	Review, at least annually, the structure of the Board to assure that the proper skills and experience are represented on the Board;

•	Recommend to the full Board candidates to fill vacancies on the Board as they occur;

•	Recommend, prior to each annual stockholder meeting, a slate of nominees for election or reelection as directors by the stockholders at the annual meeting;

•	Identify individuals qualified to serve as potential Board members, consistent with criteria approved by the Board;

•	Select, evaluate, retain, and where appropriate, terminate any search firm to be used to identify qualified director candidates;

•	Evaluate current directors for re-nomination to the Board or re-appointment to any Board committees, and assess the performance of such directors;

•
Periodically review the composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee of the Board, and determine whether it may be appropriate to add or remove individuals;

•	Consider rotation of the Chairman and members of the committees of the Board;

•	Consider candidates to serve as Board members that are submitted by stockholders of the Company;

•	Periodically make recommendations to the Board with respect to the size of the Board;

•	Review criteria and policies relating to director independence, service and tenure;

•	Recommend to the Board the membership of the Audit and Compensation Committees, including their Chairpersons;

•	Make recommendations to the Board regarding corporate governance matters and practices, including formulating and periodically reviewing Corporate Governance Guidelines to be adopted by the Board;

•
Develop and recommend to the Board the Company’s Corporate Governance Guidelines and at least annually, review and reassess the adequacy of such Corporate Governance Guidelines and recommend any proposed changes to the Board;

•	Be responsible for any tasks assigned to the Corporate Governance and Nominating Committee in the Company’s Corporate Governance Guidelines;

•	Oversee compliance with the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and report on such compliance to the Board;

•
Review and consider any requests for waivers of the Company’s Corporate Governance Guidelines or Code of Business Conduct and Ethics for the Company’s directors, executive officers and other senior financial officers, and make a recommendation to the Board with respect to such request for a waiver;

•	Review potential conflicts of interest involving directors and determine whether such director or directors may vote on any issue as to which there may be a conflict;

•	Review all related party transactions and determine whether such transactions are appropriate for the Company to undertake and, if so, approve such transactions;

•
Review periodically with the Company’s counsel, in light of changing conditions, new legislation and other developments, the Company’s Code of Business Conduct and Ethics and make recommendations to the Board for such changes as the Corporate Governance and Nominating Committee shall deem appropriate; and

•	Review executive development and executive succession plans, including succession planning strategies for the Company’s senior management positions.
When identifying and evaluating candidates, the Corporate Governance and Nominating Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Corporate Governance and Nominating Committee may retain a third-party search firm to assist the Committee in locating qualified candidates that meet the needs of the Board at that time. Generally, a retained search firm would provide information on a number of candidates, which the Corporate Governance and Nominating Committee would discuss. The Corporate Governance and Nominating Committee Chairman and some or all of the members of the Corporate Governance and Nominating Committee will interview potential candidates that meet the needs of the Board, possess the qualifications sought, and meet the independence standards required by the NYSE and as set forth by the Company’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee will then recommend the nomination of candidates to the Board. Director nominees may be identified by the Corporate Governance and Nominating Committee through current board members, officers, stockholders or other persons.
Any stockholder desiring to submit a nomination to the Board should send the recommendation in writing, together with appropriate background and contact information, to the Secretary of the Company at the address of the Company’s principal executive offices. The Board has not established formal minimum qualifications for a director nominee and evaluates any nominee, including those recommended by stockholders, on a case-by-case basis. The Board has adopted a charter for the Corporate Governance and Nominating Committee, a copy of which is available on our website (www.flotekind.com) and in print to any stockholder who requests it.
Compensation Committee
The Compensation Committee held 11 meetings in 2014. The Compensation Committee’s primary functions are to:

•	Adopt compensation policies and programs that are consistent with corporate strategy and meet all legal requirements regarding reporting and administration of compensation matters;

•
Establish, in conjunction with executive management, the overall compensation strategy of the Company and review such strategy at least annually for alignment with the Company’s business strategy and with similar programs offered by the Company’s competitors;

•	Oversee the compensation and benefits programs applicable to all employees of the Company;

•
Adopt, amend or terminate corporate incentive programs (including short-term and long-term incentive and other similar programs), including establishment of performance standards, and determine the funding of such programs relative to previously established performance standards;

•	Review the Company’s employee benefit plans, including retirement and savings plans, and either recommend plan changes to the Board or amend such plans as appropriate;

•	Recommend to the Board the adoption of any new Company employee benefit plan or the termination of any existing employee benefit plan, as appropriate;

•	Review at least annually the Company’s investment strategies around and performance of the Company’s 401(k) plans;

•	Review and approve, at least annually, corporate goals and objectives relevant to compensation of the Company’s executive officers and employees who report directly to the Company’s Chief Executive Officer (collectively, the “CEO Direct Reports”) and evaluate each executive officer’s and CEO Direct Report’s performance in light of such goals and objectives;

•
Either as a Compensation Committee or in conjunction with the other independent directors (as directed by the Board), adopt a compensation strategy and determine and approve each executive officer’s and CEO Direct Report’s salary, bonuses, and other compensation based on the strategy and the evaluation of each executive officer’s and CEO Direct Report’s performance and considering the results of the most recent shareholder advisory vote on executive compensation;

•
Regarding individual executive officer’s and CEO Direct Report’s compensation, consider a number of factors that include but are not limited to the Company’s financial and operational performance, relative shareholder return, the value of similar incentive awards to executives at comparable companies and awards given in past years and the results of the most recent shareholder advisory vote on executive compensation;

•	Annually review and approve the annual base salaries and annual short-term and long-term incentive opportunities of the executive officers and CEO Direct Reports;

•
Periodically review and approve the following as they affect executive officers and CEO Direct Reports: elements of compensation other than salaries and annual incentives; employment and severance agreements; change-in-control agreements and change-in-control provisions affecting any element of compensation or benefits; and any special or supplemental compensation and benefits for the executive officers and CEO Direct Reports and individuals who formerly served as executive officers and CEO Direct Reports;

•
Award equity-based awards to executive officers, and CEO Direct Reports and to other employees of the Company pursuant to any plans approved by the Board which by its terms provide for administration by the Compensation Committee;

•	Make recommendations to the Board with respect to the compensation of Board members;

•	Assure that all compensation policies and programs comply with applicable laws and regulations;

•
Review and approve annual performance goals for performance-based compensation that is intended to be tax deductible under Section 162(m) of the Internal Revenue Code, determine whether the performance goals and objectives are attained and certify the level of attainment as applicable;

•
Review the Company’s compensation policies and practices to determine whether they encourage excessive risk-taking, discuss annually the relationship between risk management policies and practices and compensation, and evaluate compensation policies and practices that could mitigate any such risk;

•	Consider the factors affecting independence set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual when selecting or soliciting advice from any external legal counsel, compensation consultants or other advisor, and evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K;

•
Review and approve the frequency that should be recommended to the Company’s shareholders with respect to how often the Company shall hold a shareholder advisory vote on executive compensation (“Say on Pay Vote”); review and approve the frequency with which the Company should submit to the shareholders a Say on Pay Vote, taking into consideration any prior Say on Pay Vote on the frequency with which the Company shall hold a Say on Pay Vote; and review the results of the most recent Say on Pay Vote when considering whether to make any adjustments to the Company’s executive compensation policies and practices;

•
Review and discuss the Company’s Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information and recommend that the CD&A and related executive compensation information be included in the Company’s proxy statement and annual report on Form 10-K as required by the rules and regulations of the Securities and Exchange Commission;

•
Approve the Compensation Committee report on executive officer compensation included in the Company’s proxy statement or annual report on Form 10-K as required by the rules and regulations of the Securities and Exchange Commission;

•	Receive reports on compensation and benefits applicable to all employees; and

•
Oversee the Company’s compliance with, and take any other actions as may be required from time to time by, applicable law, the rules of the NYSE, the rules and regulations of the Securities and Exchange Commission, the Bylaws or the Board, including any requirement that shareholders approve equity compensation plans.

The Board has adopted a charter for the Compensation Committee, a copy of which is available on our website (www.flotekind.com) and in print to any stockholder who requests it.
Director Stock Ownership Guidelines
To further promote sustained shareholder return and to ensure that the Company's directors remain focused on both short- and long-term objectives, the Company has established stock ownership guidelines. See the "Stock Ownership Guidelines" section within "Compensation Discussion and Analysis" for further details regarding our stock ownership guidelines for executives and directors.
Director Compensation
Compensation of non-employee directors is determined by the Board based upon recommendations prepared by the Compensation Committee. Effective in March 2012, the compensation program for non-employees directors provides each non-employee director will be paid an annual retainer of $40,000 and receive $2,000 for each meeting of the Board attended and $1,000 for each committee meeting attended. The Lead Director is paid an annual retainer of $24,000, the Chairman of the Audit Committee is paid an annual retainer of $24,000, the Chairman of the Corporate Governance and Nominating Committee is paid an annual retainer of $12,000 and the Chairman of the Compensation Committee is paid an annual retainer of $12,000. All directors are reimbursed for reasonable expenses incurred in connection with their service on our Board.
Each non-employee director is also granted a restricted stock award annually with a fair value equal to approximately $120,000 at the date of grant. These shares vest as of the annual stockholders’ meeting held in the following year.
Our President and Chief Executive Officer is not compensated for serving on the Board.

The following table provides the 2014 compensation of the non-employee directors.

Name	Board Retainer (1)	Committee Chair Retainer (1)	Meeting Fees(1)	Restricted Stock Awards(2)(3)	Option Awards (4)	Total
Kenneth T. Hern	$64,000	$12,000	$36,000	$120,012	$—	$232,012
John S. Reiland	40,000	24,000	36,000	120,012	—	220,012
L.V. "Bud" McGuire	40,000	4,512	25,000	120,012	—	189,524
L. Melvin Cooper	40,000	—	36,000	120,012	—	196,012
Carla S. Hardy	40,000	7,480	30,000	120,012	—	197,492
Ted D. Brown	40,000	—	17,000	120,012	—	177,012
(1)    Represents non-employee director’s fees earned in 2014.
(2)    Represents the grant date fair value of restricted stock awards under the Company’s 2014 Long-Term Incentive Plan. These amounts are for awards granted during 2014 and reflect the amount of compensation for a full year based on the fair value of the awards on the date of grant. The 2014 annual grants on May 16, 2014 are expensed from the grant date through May 15, 2015.
(3)    The following restricted stock awards were outstanding at December 31, 2014: Kenneth T. Hern - 7,714; John S. Reiland - 7,714; L.V. "Bud" McGuire - 7,714; L. Melvin Cooper - 7,714; Carla S. Hardy - 4,380; and Ted D. Brown - 4,380.
(4)    The following options were outstanding at December 31, 2014: Kenneth T. Hern - 40,894; John S. Reiland - 40,894; L.V. "Bud" McGuire - 40,894; and L. Melvin Cooper - 37,618.

Other Board and Committee Items
Code of Business Conduct and Ethics
The Code of Business Conduct and Ethics of the Company applies to our directors, executive officers and to all other employees and is available on our website (www.flotekind.com) and in print to any stockholder who requests it.
Compensation Committee Interlocks and Insider Participation
Messrs. Hern, Reiland, McGuire and Cooper, Ms. Hardy and Mr. Brown served on the Compensation Committee during 2014. No current member of the Compensation Committee is a current or former officer or employee of the Company or had any relationship requiring disclosure under applicable SEC rules. Additionally, none of the Company’s executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Company’s Compensation Committee.
Transactions with Related Persons
The Company recognizes that related person transactions can present potential or actual conflicts of interest and it is the Company’s preference that related person transactions are avoided as a general matter. However, the Company also recognizes that there are situations, including certain transactions negotiated on an arm’s length basis, where related person transactions may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. Therefore, the Corporate Governance and Nominating Committee of the Board will review, ratify or approve, as necessary, any related person transaction prior to the transaction being entered into, or ratify any related person transaction that has not been previously approved, in which a director, executive officer, five percent owner or immediate family member of any such person has a material interest.
During 2014, the Company did not participate in any transactions in which any of the director nominees, executive officers, nor any of their immediate family members, had a direct or indirect material interest.
Board Leadership Structure
Mr. Chisholm, the Company’s President and Chief Executive Officer, has served as Chairman of the Board since July 13, 2010. The Chairman is presiding director at each of the Company’s Board meetings. The Board believes that the Company’s President and Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategic development. The Company’s independent directors bring experience, oversight and expertise from outside the company and industry, while the President brings company-specific experience and expertise. The Board believes that the combined role of Chairman of the Board and President/Chief Executive Officer promotes strategic development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.
One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of the strategy developed. The Board believes the combined role of Chairman and President/Chief Executive Officer is consistent with the best interests of stockholders as it provides the appropriate balance between strategic development and independent oversight of management.
Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules issued thereunder, the Company’s directors and executive officers are required to file with the SEC reports of ownership and changes in ownership of Common Stock. Copies of such forms are required to be filed with the Company. Based solely on its review of copies of such reports furnished to the Company, the Company believes that the directors and executive officers were in compliance with the filing requirements of Section 16(a) during the most recent fiscal year, except that (1) Mr. Chisholm did not timely file two Forms 4 in 2014 each reflecting one transaction, (2) Mr. Reeves did not timely file three Forms 4 in 2014 each reflecting one transaction and (3) Mr. Fisher did not timely file two Forms 4 in 2014 each reflecting one transaction.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing our stockholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which may be referred to as a “say-on-pay” proposal, is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).
Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. As described in the “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End” tables above, as well as our accompanying narrative disclosure to such tables, our executive compensation program contains elements of cash and equity-based compensation. We believe our program is designed to align the interests of our named executive officers with those of our stockholders and to reward our named executive officers for the achievement of our near-term and longer-term financial and strategic goals.
The Board of Directors is asking our stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under the headings “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End,” including the related footnotes and accompanying narrative disclosure, is hereby approved.

Though this proposal calls for a non-binding advisory vote, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
Vote Required and Recommendation of the Board of Directors
The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is required to approve this Proposal 2. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Hein & Associates LLP (“Hein”) as the independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2015. Hein acted as our independent registered public accounting firm in 2014. A representative of Hein is expected to attend the 2015 Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board recommends that the stockholders ratify the selection of Hein as our independent registered public accounting firm.

Audit Fees
Hein & Associates LLP billed the Company and its subsidiaries fees as set forth in the table below for (i) the audits of the Company’s 2014 and 2013 annual financial statements, reviews of quarterly financial statements, and review of other documents filed with the Securities and Exchange Commission, (ii) assurance and other services reasonably related to the audit or review of the Company’s financial statements, including due diligence services and (iii) services related to tax compliance. There were no other fees billed by such independent registered public accounting firms during such years.

	2014	2013
Audit fees	$691,247	$697,751
Audit related fees	35,000	35,000
Tax fees	—	4,883
All other fees	—	—
Total	$726,247	$737,634

The Audit Committee of the Board has adopted a policy requiring pre-approval of all services provided by our independent registered public accounting firm. All of the services provided by Hein during fiscal years 2014 and 2013 were pre-approved by the Audit Committee.
 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3 TO RATIFY THE SELECTION OF HEIN & ASSOCIATES LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

OTHER MATTERS
The Board is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.
ANNUAL REPORT
An Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2014 is enclosed herewith.
This report does not form any part of the material for solicitation of proxies.
FUTURE STOCKHOLDER
PROPOSALS AND STOCKHOLDER COMMUNICATIONS
Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC and the Company’s bylaws.
In order for a stockholder nomination or proposal to be properly brought before next year’s annual meeting, written notice of the proposal that complies with the Company’s bylaws must be received by the Company’s secretary (at the address below) not more than 150 days and not less than 90 days prior to the meeting, which is expected to be held in April 2016.
In addition to the foregoing, should a stockholder wish to have a proposal appear in the Company’s proxy statement and form of proxy for next year’s annual meeting of stockholders, under regulations of the SEC, such proposal must be received by the Company’s secretary at 10603 W. Sam Houston Pkwy N., Suite 300, Houston, Texas 77064 on or before December 21, 2015.
Stockholders and interested parties who wish to communicate with the Board, or with any individual director, may do so by (1) calling Lighthouse Services Inc., a third party call center, at (800) 785-1003 or (2) correspondence addressed to the Board, or to an individual director, at the principal executive offices of the Company. All communications received from stockholders are sent directly to Board members.

HOUSEHOLDING OF PROXY MATERIALS
The SEC permits a single set of notices, annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one notice, annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any beneficial stockholder residing at an address of which two or more stockholders reside wishes to receive a separate notice, annual report or proxy statement in the future, or if any beneficial stockholder that elected to continue to receive separate notice, annual reports or proxy statements wishes to receive a single notice, annual report or proxy statement in the future, that stockholder should contact his or her broker or send a request to our Corporate Secretary at our principal executive offices, 10603 W. Sam Houston Pkwy N., Suite 300, Houston, Texas 77064, telephone number (713) 849-9911. We will deliver, promptly upon written or oral request to our Corporate Secretary, a separate copy of the notice, 2014 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

PROXY
FLOTEK INDUSTRIES, INC.
2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT THE FLOTEK CORPORATE OFFICE
10603 W. SAM HOUSTON PARKWAY N., SUITE 300, HOUSTON, TEXAS 77064
ON FRIDAY, APRIL 24, 2015 AT 2:00 P.M. LOCAL TIME
THE UNDERSIGNED STOCKHOLDER OF FLOTEK INDUSTRIES, INC. (the “Company”) HEREBY APPOINTS John W. Chisholm, President and CEO of the Company, or failing this person, Casey Doherty, Corporate Secretary of the Company, or in the place of the foregoing,                     , (print the name), as proxyholder for and on his behalf, with full power of substitution, to attend, act and vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on Friday, April 24, 2015, and at every adjournment thereof, to the same extent and with the same powers as if the undersigned were present at the Meeting, or any adjournment thereof. The stockholder hereby directs the proxyholder to vote the securities of the Company registered in the name of the undersigned as specified herein.
(Continued and to be signed on the reverse side.)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF
FLOTEK INDUSTRIES, INC.
April 24, 2015
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.flotekind.com/proxymaterials.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20630300000000000000 0	042415
 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

PROPOSAL 1: Election of the seven directors to serve until next annual meeting of stockholders of the Company or until their successors are duly elected and qualified, or until their earlier resignation or removal.

NOMINEES:
☐ FOR ALL NOMINEES	○ John W. Chisholm ○ Kenneth T. Hern ○ John S. Reiland
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	○ L.V. “Bud” McGuire ○ L. Melvin Cooper ○ Carla S. Hardy ○ Ted D. Brown
☐ FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
PROPOSAL 2:	Approval of Non-Binding Advisory Vote on Executive Compensation.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
PROPOSAL 3:	Ratification of the selection of the independent registered public accounting firm, HEIN & ASSOCIATES LLP, as the Company’s auditors for the year ending December 31, 2015.	☐	☐	☐
*Note* Such other business as may properly come before the meeting or any adjournment thereof.
The undersigned hereby votes shares that each of the undersigned is entitled to vote at the 2015 Annual Meeting of Stockholders of Flotek Industries, Inc. as follows. All prior proxies are hereby revoked.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢	¢

ANNUAL MEETING OF STOCKHOLDERS OF
FLOTEK INDUSTRIES, INC.
April 24, 2015

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.flotekind.com/proxymaterials.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20630300000000000000 0	042415
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

PROPOSAL 1: Election of the seven directors to serve until next annual meeting of stockholders of the Company or until their successors are duly elected and qualified, or until their earlier resignation or removal.

NOMINEES:
☐ FOR ALL NOMINEES	○ John W. Chisholm ○ Kenneth T. Hern ○ John S. Reiland
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	○ L.V. “Bud” McGuire ○ L. Melvin Cooper ○ Carla S. Hardy ○ Ted D. Brown
☐ FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
PROPOSAL 2:	Approval of Non-Binding Advisory Vote on Executive Compensation.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
PROPOSAL 3:	Ratification of the selection of the independent registered public accounting firm, HEIN & ASSOCIATES LLP, as the Company’s auditors for the year ending December 31, 2015.	☐	☐	☐
*Note* Such other business as may properly come before the meeting or any adjournment thereof.
The undersigned hereby votes shares that each of the undersigned is entitled to vote at the 2015 Annual Meeting of Stockholders of Flotek Industries, Inc. as follows. All prior proxies are hereby revoked.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■		■